EXHIBIT 10.87

LEASE AGREEMENT WITH KEYBANK U.S.A., N.A.
FOR A PORTION OF THE KEYBANK PARSIPPANY BUILDING

AGREEMENT OF LEASE

between

TWO GATEHALL ASSOCIATES, LLC

Landlord

and

KEYBANK USA NATIONAL ASSOCIATION, a national banking association

The Entire Rentable Portion of the First and Second Floors

Two Gatehall Road

Parsippany, New Jersey

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LIST OF EXHIBITS

Exhibits

A	Floor Plan

A-1	Site Plan of Building

B	Work Letter to Lease

Schedule I: Base Building Specifications

C	Rules and Regulations

D	Cleaning Services

E	Parking Plan

F	HVAC Specifications

G	Fixed Rent Schedule

H	Temporary Space

I.	Form of Subordination Non-Disturbance and Attornment Agreement

J.	Cafeteria Location

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INDEX OF DEFINED TERMS

TERMS	PARAGRAPH

Additional Rent	Pgh 2(a)

Additional Insureds	Pgh 10(b)

Building Common Areas	Pgh l(d)

Building	Preamble

Building’s Proportionate Share of Complex Operating Expenses	Preamble

Business Days	Preamble

Business Hours	Preamble

Commencement Date	Pgh 1(b)

Common Areas	Pgh 1(d)

Demised Premises	Preamble

Designated Broker	Preamble

Exclusive Spaces	Preamble

Expiration Date	Preamble

Fair Market Renewal Rent	Pgh 24(a)

Final Plans	Exhibit B, Section 1.1

Fixed Rent	Preamble

Improvements	Pgh 1(e)

Land	Pgh 1(a)

Landlord	Pgh 30(c)

Late Charge	Preamble

Laws	Pgh 5(b)

Lease Year	Pgh 3(a)

Monthly Fixed Rent	Preamble

NJDEP	Pgh 28

Non-Exclusive Space	Preamble

Operating Expense/Real Estate Tax Projection	Pgh 3(c)(ii)

Operating Expenses	Pgh 3(a)

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TERMS	PARAGRAPH

Permitted Use	Preamble

Preliminary Plans	Exhibit B, Section 1.1

Prime Rate	Preamble

Punch List	Pgh 4(c)

Real Estate Taxes	Pgh 3(a)

Renewal Term(s)	Preamble

Rent Abatement	Pgh 2(d)

Rentable Area	Preamble

Substantially Completed	Pgh 4(b)

Tenant Delay	Preamble

Tenant Improvements	Pgh 4(a)

Tenant’s Proportionate Share	Preamble

Term	Preamble

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LEASE AGREEMENT DATED MAY 29, 2000

BETWEEN TWO GATEHALL ASSOCIATES, LLC (“Landlord”), having an office c/o GALE & WENTWORTH, LLC, 200 Campus Drive, Suite 200, Florham Park, New Jersey 07932 and KEYBANK USA NATIONAL ASSOCIATION, a national banking association (“Tenant”) having an address c/o Keycorp, 127 Public Square, Cleveland, Ohio 44114.

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS.

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease should have only the meanings set forth in this Preamble, unless such meanings are expressly modified, limited, or expanded elsewhere herein.

I.  Demised Premises:    The Demised Premises are as depicted on the floor plans annexed hereto and made a part hereof as Exhibit A and consist of two hundred thousand (200,000) square feet of Rentable Area (as defined in Building Office and Managers Association (“BOMA”) standard #ANSI Z65.1-1980 “Modified”) of office space located on the first (1st) and second (2nd) floors in the building consisting of approximately four hundred thousand (400,000) square feet of Rentable Area situated on the Land (as defined in Paragraph 1(a) of this Lease) located at Two Gatehall Drive in the Township of Parsippany, Morris County, New Jersey, as shown on the site plan attached hereto and a part hereof as Exhibit A-1 (the “Building”).

II.  Term:    Fifteen (15) years from the Rent Commencement Date (as hereinafter defined) subject to renewal in accordance with Section 24 of this Lease.

III.  Commencement Date:

Subject to Tenant Delay, Landlord Delay and Force Majeure (as such terms are hereinafter defined in this Lease and the Exhibits), the term of this Lease shall commence on the date of Substantial Completion of the Demised Premises. “Substantial Completion” shall mean the date when (i) the Tenant Improvements shall have been completed in accordance with the Final Plans (as modified by any Change Orders, as defined hereinafter) except for Punch List Items, as defined hereinafter and (ii) a temporary or permanent certificate of occupancy has been issued. Substantial Completion is anticipated by Landlord to occur on or about March 1, 2001, subject to Force Majeure, Tenant Delay and Landlord Delay. As used herein, Landlord shall be deemed to have “Substantially Completed” the Tenant Improvements notwithstanding that details of construction, decoration, and mechanical adjustment, which in the aggregate are minor in character and do not substantially interfere with the tenantability of the Demised Premises in any material respect, remain to be performed in such portion of the Demised Premises or any part thereof.

IV.  Rent Commencement Date:

(A)  The Rent Commencement Date shall be the date on which Fixed Rent and Additional Rent hereunder shall first begin to accrue, and except as otherwise provided herein as a result of Force Majeure, Tenant Delay and/or Landlord Delay, the Rent Commencement Date shall be the same date as the Commencement Date but in no event earlier than March 1, 2001.

(B)  Tenant shall receive a rent credit of one day for each day the Commencement Date is delayed beyond March 1, 2001 unless such delay is due to Force Majeure or a Tenant Delay net of any Landlord Delay. If the occurrence of the Commencement Date is delayed by reason of Tenant Delay net of any Landlord Delay, the Rent Commencement Date shall be the date, as reasonably designated by Landlord, which would have been the Commencement Date in the absence of such Tenant Delay net of any Landlord Delay provided that the Rent Commencement Date shall be no earlier than March 1, 2001.

V.  Expiration Date:    Midnight on the last day of the calendar month occurring fifteen (15) years after the Rent Commencement Date subject to renewal in accordance with Section 24 of this Lease.

VI.  Renewal Term:    Three (3) successive five (5) year periods. Each such five (5) year period is sometimes hereinafter referred to as a “Renewal Term.”

VII.  Permitted Use:    General first-class office use, including executive, administrative and general office use and uses ancillary thereto, and for no other purpose; provided, however, subject to municipal approval, Tenant may use a portion of the first floor of the Demised Premises not to exceed 6,000 rentable square feet, during normal business hours, to operate a retail bank branch. Such retail bank branch may be operated and occupied by a subsidiary or affiliate of Tenant in accordance with Section 27 hereof. Tenant shall be responsible for providing adequate security for such branch and for all costs in connection therewith.

VIII.  Fixed Rent:    Fixed Rent during the initial term of this Lease shall be in accordance with Exhibit G attached hereto. During any Renewal Term Fixed Rent shall be at the Fair Market Renewal Rent, as defined in Paragraph 24 of this Lease.

IX.  Late Charge:    An amount equal to the sum of: (i) interest at Prime Rate, as defined hereinafter, plus four (4%) percent per annum, which interest shall accrue from the date any payment of Fixed Rent or Additional Rent is due until the date of payment of the same; plus (ii) an administrative fee equal to four (4%) percent of said late payment.

X.  Tenant’s Proportionate Share:    Fifty (50%) percent, which percentage is arrived at by dividing (i) the Rentable Area of the Demised Premises (which, as of the Commencement Date, is agreed to be Two Hundred Thousand (200,000) square feet) by (ii) the Rentable Area of the Building (which, as of the Commencement Date, is agreed to be Four Hundred Thousand (400,000) square feet). Notwithstanding the foregoing, Tenant acknowledges that its Proportionate Share with respect to certain expenses which are directly or disproportionately attributable to Tenant or not provided to other tenants of the Building shall be appropriately adjusted to reflect such fact.

XI.  Security Deposit:    None.

XII.  Tenant’s S.I.C. Code (as per most recent S.I.C Manual as published by the United States Office of Management Budget):    522298.

XIII.  Designated Broker:    TC Northeast Metro, Inc. and Gale & Wentworth Real Estate Advisors, LLC.

XIV.  Number of Tenant Allocated Parking Spaces:    Eight Hundred Thirty (830) (including 16 handicap parking spaces as required by law and local municipal ordinance) exclusive spaces reserved in parking area serving the Building (“Exclusive Spaces”), as depicted on the parking plan attached hereto as Exhibit E, and zero (0) non-exclusive spaces in the common parking area serving the Building and other buildings on the Land (“Non-Exclusive Spaces”). Parking spaces are subject to the further provisions of Paragraph 23 of this Lease.

XV.  Prime Rate:    The prime commercial lending rate on 90 day loans announced by Citibank, N.A., or its successor.

XVI.  Building Holidays:    Building Holidays shall be President’s Day; Good Friday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day and day after; Christmas Day and New Year’s Day; the Monday before or the Friday after if Christmas Day, New Year’s Day, or Independence Day falls on Tuesday or on Thursday; and the Monday after or the Friday before if Christmas Day, New Year’s Day, or Independence Day falls on Saturday or on Sunday.

XVII.  Business Days:    Weekdays excluding Building Holidays.

XVIII.  Business Hours:    The generally customary daytime business hours of Tenant (but not before 8:00 A.M. or after 6:00 P.M. on weekdays) and 8:00 A.M. to 1:00 P.M. on Saturdays. Business Hours do not include Sundays or Building Holidays.

The parties hereby agree to the following terms and conditions:

1.  Demised Premises, Term, and Purpose.

(a)  Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord the Demised Premises located in the Building, together with the non-exclusive right to use any pedestrian easements and/or vehicular easements that may exist from time to time for the benefit of tenants of the Building over any portion of the Land, together with all other Common Areas, as defined in Paragraph 1(d), for the Term commencing on the Commencement Date and ending on the Expiration Date, or such earlier date upon which the Term may expire or be terminated pursuant to the provisions of this Lease or pursuant to law. The parcel of land on which the Building is located (the “Land”) is known and designated as Lot 55, Block 175 on the tax maps of the Township of Parsippany.

(b)  The Demised Premises shall be used by Tenant for the Permitted Use and for no other use or purpose. The Permitted Use shall not be deemed to include the following uses which are expressly prohibited: governmental offices; drive-up facility; educational, training, or similar classes for members of the general public; union offices; medical or similar treatments; barber or beauty parlor; gaming or political activities; pornographic; employment, recruiting, or placement activities (except executive search); retail or wholesale sale and delivery of goods; repairing, servicing, or receiving for repair or service; and any other use or uses that are of the same or similar nature or character. Tenant shall not use or occupy the Demised Premises or any part thereof for any purpose deemed unlawful, disreputable, or extra-hazardous on account of fire or other casualty or for any purposes that shall impair the character of the Building. Tenant, at its sole cost and expense, shall obtain any consents, licenses, permits, or approvals required or obtainable in normal course to conduct its business at the Demised Premises.

(c)  The “Common Areas” shall consist of the “Building Common Areas,” as defined hereinafter. The Common Areas shall be operated and maintained by Landlord and/or such other owners or operators for the benefit of all tenants in a first-class manner similar to that of other office buildings in the Morris County, New Jersey area that are reasonably similar to the Building with respect to tenant mix, size, and age. The use of the Common Areas shall be in common with Landlord, other tenants of the Building, and other persons entitled to use the same. Landlord shall not diminish the Common Areas in any way that has a materially negative impact on Tenant’s ability to conduct its business for the Permitted Use at the Demised Premises.

The “Building Common Areas” shall be those parts of the Building and other improvements designated by Landlord for the common use of all tenants of the Building, including, but not limited to: utility lines, pumpstations, drainage basins, swales, detention or retention ponds, and other facilities on or serving the Land; halls; lobbies; delivery passages; drinking fountains; public toilets; parking facilities; lobby plantings and interior landscaped areas, exterior landscaped areas on the Land; and other facilities or Improvements owned, operated, or maintained, in whole or in part, by Landlord for use by all tenants of the Building.

(d)  For purposes of this Lease the term “Improvements” shall mean and include all, whether existing now or in the future, buildings, including the Building, and/or appurtenant structures or improvements of any kind, whether above, on, or below the Land surface (including, without limitation, outbuildings; loading areas; canopies; walls; waterlines; sewer, electrical, and gas distribution facilities; parking facilities; walkways; streets; curbs; roads; rights of way; fences; hedges; exterior plantings; poles; and signs).

2.  Rent.

(a)  Beginning on the Rent Commencement Date, the rent reserved under this Lease for the Term hereof shall be and consist of: (i) the Fixed Rent payable in equal monthly installments in advance on the first day of each and every calendar month during the Term (except that Tenant shall pay one (1) monthly installment on the execution of this Lease, which installment shall be applied to the Monthly Fixed Rent due for the first (1st) month of the Term); plus (ii) such additional rent (“Additional Rent”) in an amount equal to Tenant’s Proportionate Share of Operating Expenses and of Real Estate Taxes (as such terms are defined in Paragraph 3 of this Lease); all charges for services and utilities pursuant to Paragraph 15 hereof; and any other charges or amounts that shall become due and payable hereunder, enforcement of any of the agreements, covenants, and obligations under this Lease and including, without limitation, the actual out-of-pocket expenses incurred by Landlord in the enforcement of any of the agreements, covenants, and obligations under this Lease and including reasonable legal fees that may accrue in the event suit for rent or dispossess proceedings are necessary to obtain the possession of the Demised Premises or to collect the rent; all of which Additional Rent shall be payable as hereinafter provided. All rent shall be paid to Landlord at its office stated above or such other place Landlord may designate in writing. If the Rent Commencement Date shall occur on a date other than the first calendar day of a month, the rent for the partial month commencing on the Rent Commencement Date shall be appropriately pro-rated on the basis of the monthly rent payable during the first year of the Term.

(b)  Tenant does hereby covenant and agree to pay promptly the Fixed Rent and Additional Rent herein reserved as and when the same shall become due and payable, without demand therefor and without any set-off, recoupment, or deduction whatsoever, except as provided in Exhibit G attached hereto. All Additional Rent payable hereunder that is not due and payable on a monthly basis during the Term, unless otherwise specified herein, shall be due and payable within twenty (20) days of delivery by Landlord to Tenant of notice to pay the same.

(c)  In the event that any payment of Fixed Rent or Additional Rent shall be paid more than five (5) days after the due date for the same as provided herein, Tenant shall pay, together with such payment, the Late Charge. Furthermore, if Tenant fails to remit a full monthly installment of the Monthly Fixed Rent or of the Additional Rent on or before the due date provided herein for two (2) consecutive months, then Landlord may require (i) all Fixed Rent and Additional Rent payments to be paid in advance on a quarterly annual basis, rather than a monthly basis, and (ii) an increase in an amount equal to one (1) installment of Monthly Fixed Rent in the Security Deposit. In addition, if Tenant submits to Landlord a check for which there are insufficient funds available, then Landlord may charge Tenant as Additional Rent an administrative and handling fee in the amount of One Hundred and 00/100 Dollars.

3.  Operating Expenses and Real Estate Taxes.

(a)  For purposes of this Paragraph, the following definitions shall apply:

“Lease Year” shall mean the period commencing from the Commencement Date and expiring at the end of the calendar year in which the Commencement Date occurs and each calendar year subsequent thereto during the Term and any Renewal Term.

“Real Estate Taxes” shall mean all real property taxes and assessments now or hereafter imposed upon the Land, the Improvements and other real property included with or located upon the Land. If, due to a change in the method of taxation or assessment, any franchise, income, profit or other tax, however designated, shall be substituted by the applicable taxing authority, in whole or in part, for the Real Estate Taxes now or hereafter imposed on the Land, the Improvements, or other real property included in the Land, such franchise, income, profit, or other tax shall be deemed to be included in the term “Real Estate Taxes.” Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income, capital stock tax, corporate, capital levy, stamp, or transfer tax (except to the extent that, as provided for above, such tax is substituted for and in lieu of Real Estate Taxes now or hereafter imposed). The Real Estate Taxes assessed for the 2000 calendar year are $954,860.68. In no event shall Landlord collect any amounts with respect to Real Estate Taxes which would, when taken together with those amounts collected by Landlord from other tenants in the Building (and in the event the Building is less than 100% occupied, paid directly by Landlord), exceed 100% of the actual Taxes for any calendar year. Taxes shall not include (i) any late charges assessed due to Landlord’s failure to timely pay taxes, and (ii) taxes on or relating to inheritance, estate, succession, transfer, gift, franchise, net profits or income tax imposed by Landlord or agents of Landlord.

“Operating Expenses” shall mean the total of all the costs and expenses paid or incurred by Landlord (and/or others to the extent such costs paid or incurred by others are chargeable to Landlord) with respect to the management, operation, maintenance, and repair of the Land, the Building, and any of the other Improvements and the services provided tenants therein [excepting the cost of installing separate electric meters for the Demised Premises and electrical energy expenses paid directly by tenants (including Tenant) to Landlord or the applicable utility supplying said service pursuant to Paragraph 15 of this Lease and equivalent provisions of other leases], including, without duplication, but not limited to: all utilities, including without limitation, water, electricity, gas, lighting, sewer and waste disposal; air conditioning, ventilation, and heating; lobby maintenance and cleaning; maintenance of elevators; protection and security; lobby plantings and interior landscape maintenance; exterior landscape maintenance; roads, streets and driveways, snow removal; parking lot maintenance, striping, and repairs (after the initial retopping and restriping currently contemplated by Landlord at Landlord’s cost and expense); operation, maintenance, repair, or replacement of utility lines, pumpstations, drainage basins, detention basins, swales, detention or retention ponds, and other facilities on or serving the Land; maintenance and painting of non-tenanted areas; fire, all-risk, boiler and machinery, sprinkler, apparatus, public liability, environmental, property damage, rent, and plate glass insurance; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans, group insurance, worker’s compensation insurance, payroll, social security, unemployment, and other similar taxes with respect to employees of Landlord; uniforms and workers’ clothes for such employees and the cleaning thereof and other similar employees benefits and expenses imposed on Landlord pursuant to law or to any collective bargaining agreement with respect to Landlord’s employees (up to and including the Building manager) to the extent and in such proportion that the services of such employees are dedicated to the operation of the Building; the cost for a bookkeeper and for an accountant and any other professional and consulting fees, including legal and auditing fees to the extent and in such proportion that the services of such professional and consultants are dedicated to the operation of the Building; association fees or dues; the expenses, including payments to attorneys and appraisers, incurred by Landlord in connection with any application or proceeding wherein Landlord obtains or seeks to obtain reduction or refund of the Real Estate Taxes payable or paid; management fees of the Building not to exceed 3 1/2% of gross rentals; and any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining, or repairing the Building, the Land or any other of the Improvements.

Landlord agrees that with respect to all maintenance, repair, replacement, and improvement expenses referred to in the immediately preceding paragraph involving contracts or individual expenditures exceeding Twenty-five Thousand and 00/100 Dollars ($25,000.00), other than emergency repairs, Landlord shall obtain at least two (2) competitive bids and shall utilize the lower (or lowest, as the case may be) responsible bidder for such work.

It is agreed, however, that the foregoing Operating Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(i)  leasing commissions;

(ii)  salaries and other employee costs for executives above the grade of Building manager;

(iii)  expenditures for capital improvements, except (x) those which under generally accepted accounting principles consistently applied (“GAAP”) are expensed or regarded as deferred expenses and (y) capital expenses required to comply with any Law, as hereinafter defined, enacted after the date of this Lease, and (z) capital expenditures incurred to reduce Operating Expenses to the extent of the savings realized therefrom; in any of which cases the costs thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred and for subsequent calendar years on a straight line basis amortized over the useful life of such capital improvement or such other appropriate period not exceeding ten (10) years with an interest factor equal to the Prime Rate at the time of Landlord’s having actually incurred said expenditure, provided, however, that nothing herein shall relieve Tenant of the responsibility for payments for capital improvements charged to Tenant pursuant to Paragraph 5 hereof and capital expenditures required by Law due solely to Tenant’s use of the Demised Premises or any action of Tenant will be paid in full by Tenant within thirty (30) days of written demand therefor by Landlord;

(iv)  advertising, marketing, and promotional expenditures;

(v)  legal fees for lease negotiations and disputes with tenants;

(vi)  legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with (x) the maintenance and operation of the Building or (y) the preparation of statements required pursuant to additional rent or lease escalation provisions;

(vii)  as a deduction, amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses that were previously included as Operating Expenses hereunder;

(viii)  costs of environmental remediation, fines, penalties or other costs incurred by Landlord arising from, or in connection with, the presence of Hazardous Materials as of the date possession of the Demised Premises is delivered to Tenant costs as a result of or the presence of Hazardous Materials after the Date of possession of the Demised Premises not to exceed $100,000 per occurrence (in all cases excluding remediation as a result of Tenant’s action);

(ix)  amounts paid to an affiliate of Landlord for services rendered or goods furnished to the extent the amount paid exceeds the amount that would have been paid for goods and services of similar quality and promptness if procured in an arms-length transaction from a non-affiliate of Landlord;

(x)  political or charitable contributions;

(xi)  fines, penalties and interest not brought about by the acts or omissions of Tenant, or its employees or agents;

(xii)  costs incurred in connection with the development, construction and operation of additional buildings;

(xiii)  any insurable casualty damage which is not covered by Landlord’s property insurance (a) due to the application of any deductible or retention in excess of $5,000 per occurrence, or (b) due to an insufficient limit of insurance or application of any coinsurance penalty.

In no event shall Landlord collect any amounts with respect to any individual item of Expenses which would, when taken together with those amounts collected by Landlord from other tenants in the Building (and in the event the Building is less than 100% occupied, paid by Landlord directly), exceed 100% of the actual Expenses incurred by Landlord with respect to such items. Landlord agrees to provide to Tenant, prior to the execution of this Lease Date, an estimate of Tenant’s Pro Rata Share of Operating Expenses for the first Lease year of the Term. Tenant acknowledges that such estimate is a good faith estimate only and shall not be binding on Landlord.

If Landlord and/or others shall purchase any item of capital equipment or make any capital expenditures designed to result in savings or reductions in Operating Expenses, then the costs for same shall be included in Operating Expenses. The costs of such capital equipment or capital expenditures are to be included in Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years on a straight line basis amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Operating Expenses are expected to equal Landlord’s costs for such capital equipment or capital expenditure with an interest factor equal to the Prime Rate at the time of Landlord’s having actually incurred said costs. If Landlord and/or others shall lease any such item of capital equipment designed to result in saving or reductions in Operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the calendar year in which they were incurred.

If during all or part of the Initial Year or any Lease Year, Landlord and/or others does not furnish any particular item(s) of work or service that would constitute an Operating Expense hereunder to portions of the Building due to the fact that: (1) construction of the Building is not completed, (2) such portions of the Building are not completed, (3) the Building shall have been less than ninety-five (95%) percent occupied; or (4) such item of work or service is not required or desired by the tenant of such portion or such tenant is itself obtaining and providing such item of work or service or for any other reason; then, for the purposes of computing the Additional Rent payable hereunder, the amount of the Operating Expenses for such item for such period shall be increased by an amount equal to the additional operating and maintenance expenses that would reasonably have been incurred during such period by Landlord and/or others if it or they had at its or their own expense furnished such item of work or service to such portion of the Building. Furthermore, Real Estate Taxes, for the purposes of this Lease, shall reflect the fully assessed value of the Building multiplied by the tax rate then in effect. If all the Building, Land, and Improvements to be included in the Building have not been included in the assessed value of the Building for the calculation of Real Estate Taxes, then the Real Estate Taxes shall be adjusted by Landlord to reflect the amount of Real Estate Taxes that would be imposed on the Building if all of the Building, Land, and Improvements to be included in the Building were completed and included in said assessed value of the Building and in the Real Estate Taxes.

(b)  In the event (i) that the Commencement Date shall occur on a day other than the first day of a calendar year, or (ii) that the Expiration Date or other termination date of this Lease shall occur on a day other than the last day of a calendar year, or (iii) of any abatement of the Fixed Rent payable hereunder pursuant to any provision of this Lease for any period of time not equal to a full calendar year, or (iv) of any increase or decrease in the Rentable Area of the Demised Premises or any increase or decrease in the Rentable Area of the Building, then in each such event in applying the provisions of this Paragraph 3 with respect to such calendar year in which such events have occurred, appropriate adjustments shall be made to Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes payable pursuant to Paragraph 3(c) so as to apportion such payment on the basis of (1) the pro rata portion of the calendar year during which such payment is to be made and/or (2) the increase or decrease in Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes by virtue of the changes in any such Rentable Area.

(c)  Tenant shall be responsible for and shall pay to Landlord in accordance with this Paragraph 3 Tenant’s Proportionate Share of Operating Expenses and of Real Estate Taxes paid or incurred by Landlord in each Lease Year during the Term, as hereinafter provided.

(i)  During each Lease Year Tenant shall pay to Landlord monthly, on the first day of each calendar month, as Additional Rent, Landlord’s estimate of Tenant’s Proportionate Share of Operating Expenses and of Real Estate Taxes to be paid or incurred by Landlord in that particular Lease Year.

(ii)  Prior to the end of the first (1st) Lease Year of the Term and thereafter for each successive Lease Year, or part thereof, Landlord shall send to Tenant a statement of the projected Operating Expenses (including line item detail) and Real Estate Taxes for the applicable Lease Year (“Operating Expense/Real Estate Tax Projection”) and shall indicate what the estimated amount of Tenant’s Proportionate Share of said Operating Expenses and said Real Estate Taxes shall be, said amount to be paid in equal monthly installments (rounded to the nearest whole dollar) in advance on the first day of each month by Tenant as Additional Rent, commencing January lst of the applicable Lease Year.

(iii)  If during the course of any Lease Year, Landlord shall have reason to believe that the Operating Expenses or Real Estate Taxes shall be higher than that upon which the aforesaid Operating Expense/Real Estate Tax Projection was originally based, as set forth in Subparagraph (c)(ii) above, then Landlord shall be entitled to adjust the Operating Expense/Real Estate Tax Projection by a lump sum invoice for the months of the Lease Year which precede the revised Operating Expense/Real Estate Tax Projection and to advise Tenant of an adjustment in future monthly projection amounts to the end result that Landlord’s Operating Expense/Real Estate Tax Projection shall be on a reasonably current basis each Lease Year.

(iv)  Within ninety (90) days following the end of each Lease Year, Landlord shall send to Tenant a statement of the actual Operating Expenses and Real Estate Taxes incurred for the prior Lease Year showing Tenant’s Proportionate Share of the Operating Expenses and of the Real Estate Taxes due from Tenant. In the event that the amount prepaid by Tenant exceeds the amount that was actually due based upon actual year-end cost, Landlord shall pay to Tenant an amount equal to the over-charge. Landlord shall reimburse Tenant for such over-charge by either, at Landlord’s option, (1) paying such amount together with the statement of the actual increase or (2) crediting such amount to the next installment of

Fixed or Additional Rent due and payable by Tenant. In the event that Landlord has undercharged Tenant, then Landlord shall provide Tenant with an invoice stating the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt.

(d)  Each and every of the aforesaid Operating Expense/Real Estate Tax Projection amounts, whether requiring lump sum payment or constituting projected monthly amounts added to the Fixed Rent, shall for all purposes be treated and considered as Additional Rent and the failure of Tenant to pay the same as and when due in advance and without demand shall have the same effect as a failure to pay any installment of the Fixed Rent and shall afford Landlord all or any of the remedies provided in this Lease therefor, including, without limitation, the Late Charge as provided in Paragraph 2(c) of this Lease.

(e)  Tenant acknowledges and agrees that Landlord shall have the right to change the period of the Lease Year, either before or during the Term, to any other fiscal year or twelve month period. In the event that Landlord makes such a change, then the same shall be effective upon written notice to Tenant and, in such event, Tenant shall pay Tenant’s Proportionate Share of Operating Expenses and of Real Estate Taxes paid or incurred by Landlord over the Operating Expenses and Real Estate Taxes paid or incurred by Landlord for the period from the end of the initially designated Lease Year, as last billed, to the beginning of the newly designated Lease Year, prorated for such period, within twenty (20) days of the rendering by Landlord of the bill for such interim period.

(f)  Tenant acknowledges that Landlord shall have the exclusive right, but not the obligation, to contest or appeal any assessment for Real Estate Taxes. Notwithstanding the foregoing, if Tenant notifies Landlord in writing of its desire to contest or appeal an assessment and Landlord fails to contest or appeal such assessment within ninety (90) days of receipt of Tenant’s notice, Tenant may thereafter, at Tenant’s sole cost and expense, contest or appeal such assessment; provided, however, if Tenant loses such contest and such loss results in an increase in the assessment, Tenant shall be responsible for paying the entire increase.

(g)  For the protection of Tenant, Landlord shall maintain books of account that shall be open to Tenant and its representatives so that Tenant, at its sole cost and expense, may audit said books of account to determine that any Operating Expenses have, in fact, been paid or incurred, said audit to be subject to the following conditions:

(1)  Such audit shall be conducted only during regular business hours at the office where Landlord maintains said books of account;

(2)  Tenant shall provide to Landlord fourteen (14) days’ prior written notice;

(3)  Tenant has not been notified that an Event of Default has occurred from the time Tenant provides Landlord with notice through the time such audit is conducted;

(4)  Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant;

(5)  Any information obtained by Tenant in connection with such an audit is sensitive and proprietary in nature, and Tenant agrees that all such information shall be kept private and confidential;

(6)  Only an independent and nationally recognized accounting firm (or another accounting firm reasonably acceptable to Lender) that is not being compensated by Tenant on a contingency fee basis may perform such audit; and

(7)  Any such audit must be concluded within five (5) days after it is first commenced.

If, as a result of the audit, any disagreement with respect to any one or more of the charges exists and is not satisfactorily settled between Landlord and Tenant, said disagreement may be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator whose decision shall be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute, Tenant shall pay to Landlord the sum so billed by Landlord, subject to the ultimate resolution as described above. Notwithstanding anything herein to the contrary, once Landlord shall have finally determined the Operating Expenses at the expiration of each Lease Year as described in Paragraph 3(c)(iv) above, then Tenant shall be entitled to audit and dispute any charge so established for a period of one hundred twenty (120) days after Tenant’s receipt of such statement, and Tenant specifically waives any right to dispute or audit any such charge at the expiration of said one hundred twenty (120) day period. Furthermore, no subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Demised Premises.

4.  Completion of Improvements and Commencement of Rent.

(a)  Landlord agrees to provide the improvements and other work in and to the Demised Premises (the “Tenant Improvements”) in accordance with the terms, conditions, and provisions of Exhibit B attached hereto and made a part hereof.

(b)  The Demised Premises shall be deemed ready for occupancy and the Commencement Date hereunder shall occur on the date that: (i) such portion of the Demised Premises shall be delivered to Tenant in tenantable condition, free of violations of any health, safety, fire, and other statutes and regulations governing such portion of the Demised Premises and its use, all of which shall be established by the issuance by the appropriate governmental authority of a certificate (temporary or final) permitting occupancy of such portion of the Demised Premises for the purposes set forth herein, it being understood if a temporary certificate of occupancy has been issued, Landlord shall proceed to complete the Tenant Improvements in order that a permanent certificate of occupancy may be obtained; and (ii) Landlord has Substantially Completed, as defined hereinafter, the Tenant Improvements.

(c)  Tenant shall occupy such portion of the Demised Premises as soon as the same are ready for its occupancy and the Commencement Date shall have occurred (but not prior to said date except to install Tenant’s personal property as provided in this Lease). If and when Tenant shall take actual possession of all or any part of the Demised Premises, it shall be conclusively presumed that the same is in satisfactory condition, except for latent defects and those items of work remaining to be performed by Landlord pursuant to this Paragraph 4 or any items of work set forth in a punch list (“Punch List”) to be submitted to and acknowledged by Landlord in writing within thirty (30) days after the Commencement Date. Landlord shall complete the Punch List within ninety (90) days after the identification thereof subject to Force Majeure.

(d)  Upon prior written notice to Landlord, Tenant shall be permitted to enter the Demised Premises prior to the anticipated Commencement Date for the purpose of moving personal property into the Demised Premises, all without obligation to pay Fixed Rent or Additional Rent therefor, provided all of such work shall be performed for Tenant so as not to cause or create any labor dispute for Landlord or to disrupt the performance of the Tenant Improvements, and further provided Tenant complies with all of the other terms and provisions of this Lease, to include but not be limited to the provisions of Paragraph 10 of this Lease.

5.  Covenants as to Condition of Demised Premises and Compliance with Laws.

(a)  Subject to Paragraph 10(d) below, in the event that the Building or any of the equipment affixed thereto or stored therein should be damaged (other than by ordinary wear and tear) as a result of any act of Tenant, its agents, servants, employees, invitees, or contractors, Tenant shall, within thirty (30) days of notice, pay to Landlord the actual out-of-pocket cost of all required repairs, including structural repairs. Upon the request of Tenant, Landlord shall provide to Tenant copies of invoices and other reasonable back up information for any such expenses.

(b)  Tenant shall commit no act of waste and shall take good care of the Demised Premises and the equipment affixed thereto and stored therein and, at Tenant’s sole cost and expense, shall maintain the Demised Premises in good condition and state of repair. In addition, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all laws, rules, regulations, and ordinances of all governmental authorities or agencies having jurisdiction over the Demised Premises and of all insurance bodies (including, without limitation, the Board of Fire Underwriters) at any time duly issued or in force, applicable to the Demised Premises or any part thereof or to Tenant’s use thereof, including, without limitation the Americans with Disabilities Act (collectively “Laws” or, as the context requires, “law” or “laws”). Tenant agrees to provide Landlord with immediate notice of the need for any of the foregoing maintenance, repairs, or modifications, and Landlord shall perform, or cause to be performed, all of the same with the costs incurred therefor to be paid by Tenant immediately upon demand as Additional Rent.

(c)  Landlord shall maintain and repair the Building Common Areas, the costs of which shall be passed through as an Operating Expense to the extent permitted in Paragraph 3 but subject to the obligations of Tenant to pay for the same as a direct Additional Rent expense as specifically provided in this Paragraph 5. Such maintenance and repair shall specifically include (i) maintenance and repairs to the Building’s HVAC, fire safety (including without limitation, sprinklers), electrical, plumbing, or other systems to the extent that such systems service the Demised Premises in common with other tenanted areas (but specifically excluding the distribution portions of such Building systems located within the Demised Premises and specifically excluding the fixtures and systems that serve the Demised Premises exclusively, in which case Landlord shall make such repair and/or modification, but Tenant shall pay to Landlord the actual out-of-pocket costs incurred therefor within thirty (30) days of demand as Additional Rent) and (ii) any structural maintenance or repairs to the Building. Upon the request of Tenant, Landlord shall provide to Tenant copies of invoices and other reasonable back up information for any such expenses. In addition, Landlord shall perform all maintenance and make all repairs to the Common Areas of the Building and to the Land that are necessary to comply with any applicable Laws, the actual out-of-pocket costs of which shall be passed through to the Building tenants as an Operating Expense, unless excluded therefrom under the provisions of Paragraph 3.

(d)  Upon the Expiration Date or sooner termination of this Lease, Tenant shall deliver up the Demised Premises in good order and condition, wear and tear from a reasonable use thereof and insured casualty excepted.

6.  Tenant Improvements, Alterations, and Installations.

(a)  All fixtures, equipment, improvements, alterations, installations that are attached to the Demised Premises; any additions and appurtenances made by Tenant to the Demised Premises; and any Tenant Improvements (excluding Tenant’s trade fixtures, business equipment, movable partitions, and personal property) shall become the property of Landlord upon installation. Not later than the last day of the Term, Tenant shall, at its expense, remove from the Demised Premises all of Tenant’s trade fixtures, business equipment, movable partitions, personal property, and any Alterations (as defined hereinafter) Landlord elects by written notice to Tenant to have removed pursuant to this Paragraph 6. Tenant, at its sole cost and expense, shall repair injury done by or in connection with the installation or removal of the Alterations required to be removed. Any equipment, fixtures, goods, or other property of Tenant not removed by Tenant upon the termination of this Lease or upon any quitting, vacating, or abandonment of the Demised Premises by Tenant shall be considered as abandoned, and Landlord shall have the right, without any notice to Tenant, to sell or otherwise dispose of the same, at the expense of Tenant, and shall not be accountable to Tenant for any part of the proceeds of such sale, if any. Landlord may have any such property stored at Tenant’s risk and expense.

(b)  Tenant, without Landlord’s prior consent, shall have the right to make non-structural Alterations in or to the Demised Premises that (i) involve a total cost of not more than Fifty Thousand and 00/100 Dollars ($50,000.00) in any twelve (12) month period; (ii) do not require a building permit to be issued by any governmental authority to make same legally; (iii) do not affect any existing building systems outside the Demised Premises and do not impair or adversely affect any existing building systems within the Demised Premises; and (iv) do not result in a violation of the Permitted Use of the Demised Premises. No other Alterations (structural or non-structural) shall be made by Tenant without Landlord’s express prior written approval. Landlord agrees that approval of Alterations of a non-structural nature that do not affect any building systems shall not be unreasonably withheld, conditioned or delayed. Landlord agrees not to unreasonably withhold, condition or delay its consent to a nonmaterial alteration within the Demised Premises which does affect a building system. Tenant shall give

Landlord prior written notice of any proposed alterations, installations, additions, or improvements (“Alterations”) with copies of proposed plans and as-built plans upon completion of the Alterations. Tenant acknowledges that the proposed plans and the as-built plans, both of which shall be complete, detailed, and accurate, shall be provided to Landlord on AutoCAD disks. Landlord shall have the right to elect that Tenant remove any Alteration made to the Demised Premises prior to the expiration of the Lease and to restore the Demised Premises to the condition existing prior to said Alteration. All such Alterations shall be done at Tenant’s sole expense and the making thereof shall not interfere with the use of the Building by other tenants. Tenant agrees to indemnify, defend, and hold harmless Landlord and any mortgagee of Landlord, if any, from any and all costs, expenses, claims, causes of action, damages, and liabilities of any type or nature whatsoever (including, but not limited to, reasonable attorneys’ fees and costs of litigation) arising out of or relating to the making of the Alterations by Tenant. The foregoing indemnity shall survive the expiration or sooner termination of this Lease. Nothing herein contained shall be construed as constituting the permission of Landlord for a mechanic or subcontractor to file a construction lien claim against the Demised Premises, and Tenant agrees to secure the removal of any such construction lien that a contractor purports to file against the Demised Premises by payment or otherwise pursuant to law. All Alterations shall be effected in compliance with all applicable Laws.

(c)  Except as described in this Article 6, all improvements to the Premises including the Tenant Improvements (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant at the time Landlord consents to the installation of such Leasehold Improvements, may require Tenant to remove upon the expiration or earlier termination of this Lease, at Tenant’s expense any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may, after providing five (5) days advance written notice to Tenant, remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the actual out-of-pocket costs incurred by Landlord. Notwithstanding anything to the contrary contained herein, (i) under no circumstances shall Tenant be required to remove the initial tenant improvements (including cabling) installed pursuant to the Work Letter attached to this Lease, (ii) all personal property not primarily a part of the Building, including moveable partitions, business and trade fixtures, machinery and equipment, communications and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant and can be removed without damage to the Building or the Demised Premises or the structural, mechanical or electrical components thereof, and all furniture, furnishings and other articles of moveable personal property owned by Tenant and located in the Demised Premises (collectively “Tenant’s Property”) shall remain the property of Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Term. Tenant shall repair and restore any damage to the Building or the Demised Premises occasioned by the removal by Tenant or any person claiming under Tenant of any of Tenant’s Property from the Demised Premises. Upon the expiration of the Term or earlier termination of this Lease, Tenant shall have the obligation, if directed in writing by Landlord to do so, to remove Tenant’s Personal Property any other alterations, improvements or additions to the Demised Premises made by or for the account of Tenant. Except as described above, all Alterations shall become Landlord property at the end of the Term.

7.  Various Negative Covenants by Tenant.    Tenant agrees that it shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion:

(a)  do anything in or near the Demised Premises that will increase the rate of fire insurance on the Building;

(b)  permit the accumulation of waste or refuse matter in or near the Demised Premises, except in containers provided therefor;

(c)  except as expressly permitted herein, permit any signs, lettering, or advertising matter to be erected or attached to the Demised Premises that is visible from outside of the Demised Premises;

(d)  mortgage, hypothecate, pledge, assign, transfer, or sublet all or a portion of the Demised Premises or this Lease, as the case may be, except to the extent specifically permitted in Paragraph 27; or

(e)  encumber or obstruct the Common Areas surrounding the Demised Premises, nor cause the same to be encumbered or obstructed, nor encumber or obstruct any access ways to the Demised Premises, nor cause the same to be encumbered or obstructed.

8.  Various Affirmative Covenants of Tenant.    Tenant covenants and agrees that Tenant will:

(a)  At any time and from time to time execute, acknowledge, and deliver to Landlord, or to anyone Landlord shall designate, ten (10) days of receipt of request therefor, a tenant estoppel certificate in form reasonably acceptable to Landlord or to the financial institutions requesting the same relating to matters customarily included in tenant estoppel certificates. Notwithstanding anything herein to the contrary, in the event Tenant fails to return the requested estoppel certificate within such ten (10) day period, then the estoppel certificate shall be deemed accepted as complete and accurate by Tenant.

(b)  Faithfully observe and comply with the rules and regulations attached hereto and made a part hereof as Exhibit C and such additional reasonable rules and regulations as Landlord may hereafter at any time or from time to time communicate in writing to Tenant, and which, in the reasonable judgment of Landlord, shall be necessary or desirable for the reputation, safety, care, or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building, provided, however, that in the case of any conflict between the provisions of this Lease and any such rule or regulation, the provisions of this Lease control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations or the terms, covenants, or conditions in any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of any rule or regulation by any other tenant, its employees, agents, visitors, invitees, subtenants, or licensees. To the extent that Landlord does enforce said rules and regulations, Landlord agrees to use all reasonable efforts to do so in a non-discriminatory manner.

9.  Signage.

(a)  Building Directory.    Landlord shall, at the request of Tenant, maintain a listing of the name of Tenant on the directory(ies) located at the Building. Said listing, which shall not include any individual names of Tenant’s employees, shall be Building standard lettering.

(b)  Building Sign.    Landlord shall, at Tenant’s cost and expense, display Tenant’s name and logo on a non-exclusive ground monument sign to be located at the entrance to the Building. The size of such sign and lettering to be used on the monument shall be subject to municipal approval and Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall comply with reasonable rules and regulations of Landlord and local municipal regulations.

(c)  Facade Sign.    Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to display its corporate name or corporate logo on the facade of the Building. The size and location of such lettering shall be subject to municipal approval and Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. At the end of the Term of this Lease, any such façade sign shall be removed by Tenant, at Tenant’s sole cost and expense. Landlord shall not grant similar façade signage rights to any other tenant that is a bank, lending institution or which is in competition with Tenant. Tenant acknowledges that Exodus Communications, Inc. is not a bank or lending institution which is in competition with Tenant.

10.  Casualty and Insurance.

(a)  In the event of partial or total destruction of the Building or of the Demised Premises by reason of fire or any other cause, Tenant shall immediately notify Landlord of the same, and Landlord shall promptly restore and rebuild the Building and/or the Demised Premises (excluding the Tenant Improvements constructed by Landlord pursuant to Exhibit B and Tenant’s trade fixtures, equipment, and personal property) at Landlord’s expense (but only to the extent of the insurance proceeds covering such damage actually received by Landlord), unless Landlord elects by notice to Tenant within ninety (90) days of said destruction not to restore and rebuild the Building and/or Demised Premises, and, in such case, upon a date specified in said notice by Landlord, this Lease shall terminate. If Landlord elects to restore and rebuild the Demised Premises, then during the period of restoration of any such area, if any portion of the Demised Premises is rendered untenantable by said damage, Tenant waives the benefit of N.J.S.A. 46:8-6 and 46:8-7 and agrees that Tenant will not be relieved of its obligation to pay Fixed and Additional Rent in case of damage to or destruction of the Demised Premises or the Building, except with respect to the portion of the Fixed and Additional Rent herein reserved that relates to said untenantable portion only. Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture, furnishings, fixtures, equipment, personal property, Tenant Improvements, and other Alterations; therefore, Tenant agrees that Landlord shall have no obligation to repair any damage to the same.

(b)  Tenant shall, at Tenant’s sole cost and expense, except to the extent prohibited by law with respect to worker’s compensation insurance, for the benefit of Tenant, Landlord, and any Additional Insured (as hereinafter defined) and/or any other additional insured as Landlord shall from time to time reasonably determine, maintain or cause to be maintained (i) commercial general liability insurance coverage with a limit of not less than Five Million and 00/100 Dollars ($5,000,000.00) per each occurrence (the “CGL”), to include commercial excess liability coverage, if necessary [If the CGL contains a general aggregate, it shall apply separately to the Demised Premises. The CGL shall be written on ISO occurrence form CG00011093 or a substitute providing equivalent coverage and shall cover liability arising from the Demised Premises, operations, independent contractors, products-completed operations, personal injury, advertising liability, and liability under an insured contract. The commercial excess liability coverage shall be consistent with the primary coverage.]; (ii) worker’s compensation insurance covering all persons employed in connection with the construction of any improvements by Tenant and the operation of its business upon the Demised Premises, although Tenant may self insure worker’s compensation claims if approved to do so by the regulatory authorities in New Jersey; and (iii) Special Form (“all risk”) coverage on all of Tenant’s personal property, including, but not limited to, standard fire and extended coverage insurance with vandalism and malicious mischief endorsements on all of the Tenant Improvements and Alterations in or about the Demised Premises, to the extent of their full replacement value. If, in the opinion of any mortgagees or ground lessors of the Land and/or the Building, the foregoing coverages and/or limits shall become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses, Landlord shall have the right to require Tenant to increase its insurance coverage and/or limits. All such insurance shall, to the extent permitted by law, name any mortgagees and ground lessors of the Land and the Building, and their successors and assigns (the “Additional Insureds”) and Landlord, as additional insureds and shall be written by an insurance carrier authorized to do business in the State of New Jersey and that is rated at least A+ XII by A.M. Best Company, Oldwick, New Jersey.

(c)  Prior to the Commencement Date, Tenant shall deliver to Landlord a certificate of each policy required under this Lease, which certificate shall be in a form reasonably satisfactory to Landlord and shall, at a minimum: (i) specify the additional insured status of Landlord and of the Additional Insureds, (ii) evidence the waiver of subrogation required pursuant to Paragraph 10(d), and (iii) provide that said policy shall not be otherwise materially changed or canceled or lapse without providing to Landlord at the address specified in Paragraph 18 of this Lease at least thirty (30) days’ written notice of such other material change, cancellation, or lapse. Tenant agrees to provide to Landlord timely renewal certificates as the coverage renews. Notwithstanding anything herein to the contrary, all policies required to be effected by Tenant under this Lease shall be maintained in force throughout the Term or any Renewal Term.

(d)  Landlord and Tenant waive all rights of recovery against each other and the Additional Insureds for any loss, damages, or injury of any nature whatsoever to property for which the waiving party is required to be insured. In addition, during the Term, Landlord and Tenant shall each maintain in effect in each insurance policy required under this Lease that relates to property damage a waiver of subrogation in favor of the other party and the Additional Insureds from its then-current insurance carriers and shall upon written request of the other party (made not more frequently than two (2) times each Lease Year) furnish evidence of such currently effective waiver which shall be in customary form.

(e)  Each insurance policy required to be maintained under this Lease shall state that, with respect to the interest of Landlord and of the Additional Insureds, the insurance maintained pursuant to each such policy shall not be invalidated by any action or inaction of Tenant and shall insure Landlord and the Additional Insureds regardless of any breach or violation of any warranties, declarations, conditions, or exclusions by Tenant.

(f)  Each insurance policy (if separate policies are issued) required to be maintained under this Lease shall state that all provisions of each such insurance policy, except for the limits of liability, shall operate in the same manner as if a separate policy had been issued to each person or entity insured thereunder.

(g)  Each insurance policy required to be maintained by Tenant under this Lease shall state that the insurance provided thereunder is primary insurance without any right of contribution from any other insurance which may be carried by or for the benefit of Landlord or the Additional Insureds.

(h)  Each insurance policy required to be maintained under this Lease shall recognize the indemnification set forth in Paragraph 11 of this Lease.

(i)  The failure of Tenant to maintain any of the insurance required under this Lease, or to cause to be provided in any insurance policy the requirements set forth in this Paragraph 10, shall constitute a default under this Lease without any notice of any such default.

(j)  Landlord shall maintain or cause to be maintained: (i) commercial general liability insurance on an occurrence basis, on ISO form CG0001 or its equivalent in respect of the Building and the conduct and operation of its business therein, with combined base and umbrella coverage limits of not less than Ten Million and 00/100 Dollars ($10,000,000.00) for bodily injury or death and property damage in any one occurrence, including water damage and sprinkler leakage legal liability; and (ii) Special Form (“All Risk”) property insurance (including, without limitation, rent insurance) in respect of the Building and the buildings and other improvements (including, without limitation, the Common Areas) (except for the property Tenant is required to cover with insurance under Paragraph 10(b) and similar property of other tenants and occupants in the Building) for the benefit of the Additional Insureds, as their interests may appear. The property insurance with respect to the Building shall be in the amount of full replacement value with coinsurance waived or in an amount sufficient to avoid the effect of the co-insurance provisions of the applicable policy or policies. Landlord shall have the right to provide any insurance maintained or caused to be maintained by it under blanket policies provided that such policies shall in all other respects comply with the requirements of this Paragraph 10(j). The cost of maintaining the insurance required of Landlord under this Subparagraph (j) shall be an Operating Expense under Paragraph 3 hereof. Landlord shall also comply with New Jersey Workers’ Compensation laws with respect to all employees and contractors engaged by Landlord who may perform services in connection with operations at the Premises, and shall maintain Auto Liability insurance at a limit not less than $1,000,000.00 per occurrence for bodily injury and property damage combined, for claims arising from the use of owned, non-owned, hired or borrowed autos in connection with operations at the Premises.

11.  Indemnification.

(a)  Subject to Paragraph 10(d) above, Tenant shall indemnify, defend, and hold harmless Landlord, the Additional Insureds, any mortgagee, and any lessor under any underlying leases or ground leases, from and against any expense (including, without limitation, legal and collection fees), loss, liability, suffered or incurred as a result of or in connection with (a) any breach of Tenant of its obligations contained in this Lease, or (b) its acts or omissions or the acts or omissions of its agents, representatives, servants, invitees, licensees, contractors, or employees. This provision shall survive the expiration or sooner termination of this Lease.

(b)  Subject to waiver of subrogation, Landlord shall indemnify, defend, and hold harmless, Tenant from and against any expense (including, without limitation, legal and collection fees), loss, liability suffered or incurred as a result of or in connection with (a) any breach of Landlord of its obligations contained in this Lease, or (b) its acts or omissions or the acts or omissions of its agents, representatives, servants, invitees, licensees, contractors or employees. This provision shall survive the expiration or sooner termination of this Lease.

(c)  Neither Landlord or Tenant shall be liable for consequential damages, except in the case of a holding over by Tenant.

(d)  Notwithstanding the foregoing, Landlord agrees that Tenant shall not be liable for any loss or liability suffered or incurred as a result of the negligence or willful misconduct of Landlord, its agents, representatives, servants, invitees, licensees, contractors or employee.

12.  Non-Liability of Landlord.

Landlord shall not be liable to Tenant for (and Tenant shall make no claim for) any property damage or personal injury that may be sustained by Tenant or by any other person as a consequence of the failure, breakage, leakage, inadequacy, defect, or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof drains, leaders, gutters, valleys, downspouts, or the like or of the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning, or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence, or improper conduct on the part of any other tenant of Landlord or on the part of Landlord’s or Tenant’s or any other tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees, or successors; or attributable to any interference with, interruption, or failure of any services or utilities to be furnished or supplied by Landlord. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be liable for any loss or liability suffered or incurred as a result of the negligence or willful misconduct of Landlord, its agents, representatives, servants, invitees, licensees, contractors or employee. Tenant shall give Landlord prompt written notice of the occurrence of any events set forth in this Paragraph 12.

13.  Remedies and Termination Upon Tenant Default.

(a)  In the event that:

(i)  Tenant shall default in the payment of any Fixed Rent, or any Additional Rent, or other charge payable monthly hereunder by Tenant to Landlord, on any date upon which the same becomes due, and such default shall continue for five (5) days after written notice thereof.

(ii)  Tenant shall default in the payment of any Additional Rent that is not due and payable hereunder on a monthly basis on the date upon which the same becomes due, and such default shall continue for five (5) days after Landlord shall have given to Tenant a written notice specifying such default; or

(iii)  Tenant shall default in the due keeping, observing, or performing of any covenant, agreement, term, provision, or condition of Paragraph 1(c) of this Lease on the part of Tenant to be kept, observed, or performed and if such default shall continue and shall not be remedied by Tenant within one (1) Business Day after Landlord shall have given to Tenant a written notice specifying the same; or

(iv)  Tenant shall default in the due keeping, observing, or performing of any covenant, agreement, term, provision, or condition of this Lease on the part of Tenant to be kept, observed, or performed (other than a default of the character referred to in clauses (i), (ii), or (iii) of this Paragraph 13(a), and if such default shall continue and shall not be remedied by Tenant within fifteen (15) days after Landlord shall have given to Tenant a written notice specifying the same unless Tenant has commenced and diligently pursues and effects a cure of such default within an additional forty-five (45) day period (60 days in the aggregate); or

(v)  by or against Tenant or any guarantor or surety of this Lease for adjudication of such party as a bankrupt or insolvent, or for the reorganization of such party, or for the appointment of a receiver or trustee of property of such party; an assignment by Tenant or any guarantor or surety for the benefit of creditors; the taking of possession of the property of Tenant or any guarantor or surety pursuant to statutory authority for the dissolution or liquidation of Tenant or such guarantor or surety; or

(vi)  Failure by any surety or guarantor of this Lease to comply with all the provisions of the suretyship or guaranty agreement or attempt to revoke or contest its obligations under such guaranty agreement.

then, Landlord may, in addition to any other remedies herein contained, as may be permitted by law, without being liable for prosecution therefor, or for damages, re-enter the Demised Premises and have and again possess and enjoy the same; and as agent for Tenant or otherwise, re-let the Demised Premises and receive the rents therefor and apply the same first to the payment of such expenses, reasonable attorneys’ fees and costs, as Landlord may have been put to in re-entering and repossessing the same and in making such repairs and alterations as may be necessary and second to the payment of the rents due hereunder. In addition to any post-judgment collection fees, Tenant shall remain liable for such rents as may be in arrears and also the rents as may accrue subsequent to the re-entry by Landlord to the extent of the difference between the rents reserved hereunder and the rents, if any, received by Landlord during the remainder of the unexpired Term hereof, after deducting the aforementioned expenses, fees, and costs; the same to be paid as such deficiencies arise and are ascertained each month. Landlord, at its option, may require Tenant to pay in a single lump sum payment, at the time of such termination or re-entry, as the case may be, a sum which represents the present value (using a discount rate of four (4%) percent per annum) of the excess of the aggregate of the Fixed Rent that would have been payable by Tenant for the period commencing with such termination or re-entry, as the case may be, and ending on the originally fixed Expiration Date of the Term, over the aggregate rental value of the Demised Premises for the same period. Nothing contained in this Lease shall be construed to impose upon Landlord the duty to mitigate damages in the event of a default by Tenant.

(b)  Upon the occurrence of any of the contingencies set forth in the preceding Subparagraph (a) of this Paragraph 13, or should Tenant be adjudicated bankrupt or insolvent or placed in receivership, or should proceedings be instituted by or against Tenant for bankruptcy, insolvency, receivership, agreement of composition, or assignment for the benefit of creditors, or if this Lease or the estate of Tenant hereunder shall pass to another by virtue of any court proceedings, writ of execution, levy, sale, or by operation of law, Landlord may, if Landlord so elects, at any time thereafter, terminate this Lease and the Term hereof, upon giving to Tenant or to any trustee, receiver, assignee, or other person in charge of or acting as custodian of the assets or property of Tenant, five (5) days’ notice in writing of Landlord’s intention so to do. Upon the giving of such notice, this Lease and the Term hereof shall end on the date fixed in such notice as if the same date were the Expiration Date; and Landlord shall have the right to remove all persons, goods, fixtures, and chattels therefrom by force or otherwise without liability for damages.

(c)  Tenant hereby appoints Landlord attorney-in-fact, irrevocably, to execute and deliver, on behalf of Tenant, any document reasonably needed by Landlord during any period Tenant is in default of any terms and provisions of this Lease beyond any applicable notice and cure period to cure any such default.

14.  Remedies Cumulative; Non-Waiver By Landlord.    The various rights, remedies, options, and elections of Landlord expressed herein are cumulative, and the failure of Landlord to enforce strict performance by Tenant of the conditions and covenants of this Lease, to exercise any election or option, or to resort or have recourse to any remedy herein conferred, or the acceptance by Landlord of any installment of rent after any breach by Tenant, in any one or more instances, shall not be construed or deemed to be a waiver or a relinquishment for the future by Landlord of any such conditions and covenants, options, elections, or remedies, but the same shall continue in full force and effect.

15.  Services; Electric Energy.

(a)  During Business Hours, Landlord shall (i) supply heating, ventilation, and air conditioning to the Demised Premises in accordance with the HVAC specifications attached hereto as Exhibit F; (ii) provide snow and ice removal for the parking area, sidewalks, and driveways in a reasonably expeditious manner; and (iii) provide refuse removal from a dumpster to be provided on site to be used for normal paper waste attendant to an office building. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements that Landlord may prescribe for the proper functioning and protection of such air conditioning system. Landlord shall clean the Demised Premises in accordance with the cleaning schedule annexed hereto as Exhibit D. The cost of the services and utilities provided pursuant to this Paragraph 15(a) is included in Operating Expenses, as defined in Paragraph 3(a).

In the event of a failure of one of foregoing services, Tenant shall provide Landlord with notice of the same. Upon receipt of such notice, Landlord agrees promptly, diligently, and with continuity to take all reasonable steps to remedy such failure and further agrees to use all reasonable efforts to minimize interruption to Tenant’s business. Landlord shall be obligated to employ contractors or labor at overtime or other premium pay rates and incur overtime costs and expenses only (i) if a condition imminently threatening safety or health exists or (ii) at Tenant’s request and expense (provided that the amounts payable by Tenant pursuant to this clause (ii) shall only include amounts in excess of regular, non-overtime pay rates). In the event of any such interruption of service which prevents Tenant from conducting business in the Demised Premises and which is in the control of Landlord to correct and which remains uncured for a period of five (5) business days, Tenant shall be entitled to an abatement of Fixed Rent for each business day beyond five (5) business days such interruption continues.

(b)  Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop or interrupt any heating, lighting, ventilating, air conditioning, gas, steam, power, electricity, water, or other service and to stop or interrupt the use of any building or Building facilities at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations, or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord. Landlord shall give Tenant reasonable prior written notice of any such interruption, except in the case of emergency. No such stoppage or interruption shall entitle Tenant to any diminution or abatement of rent or other compensation, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.

(c)  Landlord shall furnish to Tenant, through the transmission facilities installed in the Demised Premises, electric energy to be used by Tenant, at Tenant’s expense as provided for in this Paragraph 15, in the Demised Premises in such reasonable quantity as shall be sufficient to meet Tenant’s ordinary business needs for lighting and the operation of its business machines, including, without limitation, photocopy equipment and computer and data processing and similar equipment, provided that Landlord shall not be obligated to provide such electrical energy in any amount in excess of six (6) watts per square foot of Rentable Area.

(d)  Landlord shall, prior to the Commencement Date, at Landlord’s sole cost and expense, install a separate electrical meter so as to measure Tenant’s consumption of electricity with respect to the Demised Premises. Landlord shall charge Tenant for such electrical usage at Landlord’s actual cost therefor (based upon the average kilowatt hour cost of each invoice) without mark-up, and Tenant shall pay such amount to Landlord as Additional Rent hereunder within thirty (30) days of Landlord’s giving Tenant notice of the amount then due.

(e)  If the cost to Landlord of electricity shall have been increased or decreased subsequently, by change in Landlord’s electric rates, charges, fuel adjustment, or by taxes of any kind imposed thereon, or for any other reason, then the aforesaid electricity charge shall be increased or decreased in the same percentage.

(f)  If Landlord discontinues furnishing electric energy to Tenant, Tenant shall arrange to obtain electric energy directly from the public utility company furnishing electric service to the Building. Such electric energy may be furnished to Tenant by means of the then existing Building system feeders, risers, and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and additional panel boards, feeds, risers, wiring, and other conductors and equipment that may be required to obtain electric energy directly from such public utility company shall be installed by Landlord at Tenant’s expense. There shall be no discontinuance of the furnishing of electric current to the Demised Premises by Landlord until Tenant has completed its arrangements to obtain electric current directly from the public utility company furnishing electric current to the Building so that there is no interruption in the continuity of electric service.

(g)  In the event that Tenant shall require electric energy for use in the Demised Premises in excess of the quantity to be initially furnished pursuant to Exhibit B and if, in Landlord’s judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards, and/or appurtenances are installed in the Building, Landlord, upon written request of Tenant, shall proceed with reasonable diligence to install such additional risers, conduits, feeders, switchboards, and/or appurtenances, provided the same and the use thereof shall not cause permanent damage or injury to the Building or the Demised Premises, or cause or create a dangerous or hazardous condition, or entail excessive or unreasonable alterations or repairs, or interfere with or disrupt other tenants or occupants of the Building, and Tenant agrees to pay all actual out-of-pocket costs and expenses incurred by Landlord in connection with such installation.

(h)  Landlord, at Tenant’s expense, shall purchase and install all lamps (including, but not limited to, incandescent and fluorescent), starters, and ballasts used in the Demised Premises.

(i)  In order that Landlord may at all times have all necessary information which it requires in order to maintain and protect its equipment, Tenant agrees that Tenant shall not make any material alteration or material addition to the electrical equipment and/or appliances in the Demised Premises without the prior written consent of Landlord in each instance, which Landlord may withhold in its sole discretion, and shall promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances.

16.  Subordination.    Provided Tenant shall have received a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit I, or such other commercially reasonable form required by any ground lessor or mortgagee of Landlord, this Lease shall be subject and subordinate in all respects to any underlying leases, ground leases, licenses, or agreements, and to all mortgages which may now or hereafter be placed on or affect such leases, licenses, or agreements or the Land or the Demised Premises, and also to all renewals, modifications, consolidations, and extensions of such underlying leases, ground leases, licenses, agreements, and mortgages. Tenant shall execute and deliver such further instruments confirming such subordination as may be reasonably required by any holder of any such mortgage or by any lessor, licensor, or party to an agreement under any such underlying lease, ground lease, license, or agreement, respectively. If any underlying lease, ground lease, license, or agreement to which this Lease is subject and subordinate terminates, or if any mortgage to which this Lease is subordinate is foreclosed, Tenant shall, on timely request, attorn to the holder of the reversionary interest or to the mortgagee in possession, as the case may be. If Landlord shall notify Tenant that the Demised Premises or the Building is encumbered by a mortgage, then notwithstanding anything in this Lease to the contrary, no notice of default intended for Landlord shall be deemed properly given unless a copy thereof is simultaneously sent to such mortgagee in the manner provided for in Paragraph 18.

17.  Curing Tenant’s and Landlord’s Defaults.

(a)  If Tenant shall fail or refuse to comply with and perform any conditions and covenants of this Lease, Landlord may, if Landlord so elects, carry out and perform such conditions and covenants, at the cost and expense of Tenant, and the actual out-of-pocket cost and expense shall be payable within twenty (20) days of demand (with reasonable supporting documentation), or, at the option of Landlord, shall be added to the installment of Monthly Fixed Rent due immediately thereafter but in no case later than one month after such demand, whichever occurs sooner, and shall be due and payable as such. This remedy shall be in addition to such other remedies Landlord may have hereunder by reason of the breach of Tenant of any of the covenants and conditions in this Lease contained.

(b)  Landlord shall be in default of this Lease if it fails to perform any obligation of Landlord under this Lease and if such failure is not cured within fifteen (15) days after written notice thereof is given by Tenant to Landlord; however, if said failure cannot reasonably be cured within fifteen (15) days, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the fifteen (15) day period and diligently continues to cure the default. If Landlord does not cure a default in accordance with the foregoing time periods, Tenant shall give to Landlord’s first mortgagee(s), if any, notice of such default (in addition to the notice required to be given pursuant to Paragraph 16) and an additional cure period equal to that specified above for Landlord. If such default remains uncured after the expiration of the first mortgagee’s cure period, Tenant may, upon at least ten (10) days prior written notice to Landlord and Landlord’s first mortgagee, cure the default at Landlord’s expense. If Tenant pays any reasonable sum in order to cure Landlord’s default, such reasonable sum shall be reimbursed by Landlord to Tenant upon thirty (30) days’ written notice, which notice shall include supporting documentation. If Landlord fails to so reimburse Tenant and if the existence of the default is not being disputed by Landlord, Tenant may withhold from future Fixed Rent payments due and owing the sum owed to Tenant. If the default is being disputed by Landlord, Tenant may not offset its rent obligations until the existence of Landlord’s default and Tenant’s entitlement to reimbursement hereunder has been established by the judgment of a court of competent jurisdiction.

(c)  In addition to any and all other remedies Tenant may have under this Lease in the event Landlord defaults (i) in its obligation to provide janitorial and window washing services pursuant to this Lease or (ii) in its obligation to maintain certain items within the Demised Premises or the Building in accordance with this Lease (excepting structural items, HVAC and other Building systems and any other equipment or components warranties for which may be voided by unauthorized service thereto), and such defaults continue beyond the cure period therefor, then Tenant may, upon five (5) business days notice to Landlord, perform such cure and Landlord shall reimburse Tenant for the direct out-of-pocket costs therefor within thirty (30) days after Landlord’s receipt of bills and invoices therefor.

18.  Notices.    Any notice, demand, statement, or other communication which under the terms of this Lease or under any statute or law must or may be given shall be given by hand delivery; or by registered or certified mail, return receipt requested; or by reputable private overnight delivery service providing a receipt of delivery or refusal, delivered, or addressed to the respective parties at the following address:

To Landlord:	c/o Gale & Wentworth, LLC
200 Campus Drive
Suite 200
Florham Park, New Jersey 07932
Attn: Robert B. Palestri
and
c/o Gale & Wentworth, LLC
200 Campus Drive
Suite 200
Florham Park, New Jersey 07932
Attn: Stephen Cusma, Esq.
and
Emmet, Marvin & Martin, LLP
120 Broadway—32nd Floor
New York, New York 10271
Attention: Patrick A. McCartney, Esq.
To Tenant:	At its address stated in the opening recital.
Attention: Mr. Joseph Ward
Director of Real Estate

and
Trammell Crow Outsourcing Services
c/o Keycorp
2025 Ontario, 4th Floor
Cleveland, Ohio 44115
Attention: Mr. Thomas Fischer

Any such notice, demand, statement, or other communication shall be deemed to have been given or made (i) upon delivery, if hand delivered, (ii) on the second Business Day after mailing, if mailed, postage paid, certified or registered mail, and (iii) on the next Business Day, if delivered, charges prepaid or charged to sender, by a reputable private overnight delivery service. Any of the above addresses may be changed at any time by notice given as provided above. Legal counsel for the respective parties may provide the requisite notice(s) hereunder on behalf of their respective client.

19.  Quiet Enjoyment.    Landlord covenants that Tenant, upon keeping and performing each and every covenant, agreement, term, provision, and condition herein contained on the part and on behalf of Tenant to be kept and performed, shall quietly enjoy the Demised Premises without hindrance or molestation by Landlord or by any other person lawfully claiming by, through, or under the same, subject to the covenants, agreements, terms, provisions, and conditions of this Lease and the effects of the application of same.

20.  Security Deposit.    Intentionally Omitted.

21.  Inspection and Entry by Landlord.

(a)  During the Term, Tenant agrees to permit Landlord and Landlord’s agents, employees, or other representatives to show the Demised Premises to any lessor under any underlying lease or ground lease, to any mortgagee, or to any persons wishing to purchase the same or the Building. In addition, Tenant agrees that, from and after the twelfth (12th) month preceding the Expiration Date, Landlord or Landlord’s agents, employees, or other representatives shall have the right to show the Demised Premises to any prospective tenants.

(b)  Tenant agrees that Landlord and Landlord’s agents, employees, or other representatives, shall have the right to enter into and upon the Demised Premises or any part thereof, at all reasonable hours, for the purpose of inspecting the same, or reading meters, or performing maintenance, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof. This clause shall not be deemed to be a covenant by Landlord nor be construed to create an obligation on the part of Landlord to make such inspection or repairs.

(c)  Except in the event of an emergency, Landlord’s rights under Paragraphs 21(a) and 21(b) shall be exercised at reasonable times upon reasonable prior notice and in such a manner intended not to unreasonably interfere with the conduct of Tenant’s business in the Demised Premises. Tenant may have its representative accompany Landlord (or Landlord’s representative) during any inspections or other entries of the Demised Premises by or on behalf of Landlord.

(d)  Notwithstanding anything to the contrary contained in this Lease, in the event that at any time during the Term Tenant shall give a written notice to Landlord designating an area of the Demised Premises which is used by Tenant as a bank branch in accordance with Section VII of the Preamble, or for the storage of money, securities or valuable or confidential documents as the “Security Area” then from and after the date designated in such Notice, which shall be not less than five (5) days after the date of Landlord’s receipt of Tenant’s Notice, except in the event of an emergency, Landlord and its agents shall not exercise any right to enter the Security Area, unless Landlord is accompanied by an employee of Tenant; provided, that, Tenant shall make an employee available to accompany Landlord or its agents during such entry at any time during Business Hours.

22.  Brokerage.    Tenant and Landlord warrant and represent to each other that neither has dealt with any broker or brokers regarding the negotiation of this Lease, other than the Designated Broker. Tenant and Landlord agree to be responsible for and to indemnify and hold the other harmless from and against any claim for a commission or other compensation by any broker other than the Designated Broker claiming to have negotiated with the indemnifying party with respect to the Demised Premises or to have called the said Demised Premises to Tenant’s attention or to have called Tenant to Landlord’s attention.

23.  Parking.    Tenant shall have the right under this Lease to the exclusive use of the Exclusive Spaces reserved in the parking area serving the Building, as depicted on the parking plan attached hereto as Exhibit E, which Exclusive Spaces shall be marked as such for Tenant’s exclusive use by directional or other signage and by painting Tenant’s corporate name on each space, and the nonexclusive use of the Non-Exclusive Spaces in the open common parking lot on the Land serving the Building and other buildings on or to be constructed on the Land. Tenant shall comply with such reasonable Rules and Regulations as Landlord may promulgate from time to time with respect to said parking. Landlord shall have the right to assign the location of said Non-Exclusive Spaces or may designate the location of same from time to time.

24.  Renewal Options.

(a)  Tenant is hereby granted three (3) successive option(s) to renew this Lease for a Renewal Term of five (5) years each, subject to the terms of this Paragraph 24. In the event that Tenant desires to renew this Lease, it shall give notice in writing to Landlord of its intention to renew the Lease at least twelve (12) months prior to the Expiration Date and at least twelve (12) months prior to the expiration of the (first) Renewal Term, as the case may be. During each of the Renewal Terms, Tenant shall lease the Demised Premises in its “AS IS” condition and all of the terms and conditions of this Lease shall otherwise remain in effect during each of the Renewal Terms, except that the annual Fixed Rent payable during each of the Renewal Terms shall be the annual fair market rental value of the Demised Premises based on a comparison of the rents and accrued escalations then being paid by tenants renewing leases for comparable space in the competitive market area of the Demised Premises, excluding from consideration rent concessions, such as free rent and work letter allowances, made to tenants leasing space initially, but taking into consideration rent concessions, such as refitting allowance, made to tenants renewing leases (“Fair Market Renewal Rent”); provided, however, that in no event shall the annual Fixed Rent be less than the annual Fixed Rent payable during the year preceding the first year of each such Renewal Term.

(b)  The Fair Market Renewal Rent of the Demised Premises for purposes of Subparagraph (a) of this Paragraph 24 shall take into account the provisions of this Lease and shall be determined pursuant to the provisions of this Subparagraph 24(b). The Fair Market Renewal Rent shall be set forth by Landlord in a notice to Tenant at least sixty (60) days prior to the commencement of each of the applicable Renewal Terms. The Fair Market Renewal Rent set forth in such notice shall be binding upon both parties, unless Tenant shall notify Landlord of its objection within twenty (20) days after receipt of such notice. In the event of such an objection, which is not resolved within twenty (20) days thereafter, Tenant, at its own expense, shall designate an MAI or SREA appraiser in the Morris County area. Tenant’s designated appraiser shall then determine and promptly report to both parties in writing the Fair Market Renewal Rent of the Demised Premises, which report shall be binding upon both parties, unless Landlord shall object to same within twenty (20) days after receipt of said report. If Landlord shall so object, both parties shall jointly appoint a separate MAI or SREA appraiser who shall determine the Fair Market Renewal Rent by selecting either Landlord’s Fair Market Renewal Rent determination or Tenant’s designated appraiser’s Fair Market Renewal Rent determination according to whichever of the two valuations is closer to the actual Fair Market Renewal Rent in the opinion of such separate appraiser. The costs of such separate appraiser shall be shared equally by Landlord and Tenant.

(c)  It shall be a condition of the exercise of the option set forth in this Paragraph 24, that at the time of the exercise of said option, Tenant shall not be in default under this Lease beyond applicable grace periods after notice.

(d)  Tenant acknowledges and agrees that the option(s) set forth in this Paragraph 24 shall be personal to Tenant and shall not be exercisable by any party (including any assignees other than a corporate successor or affiliate with a net worth equal to or greater than that of Tenant as of the date hereof) other than Tenant named herein. Furthermore, notwithstanding anything herein to the contrary, Tenant shall not have the right to exercise the renewal option(s) set forth herein if the amount of Rentable Area of the Demised Premises occupied by Tenant (or such corporate successor or affiliate with a net worth equal to or greater than that of Tenant as of the date hereof) at the time of the renewal is twenty-five (25%) percent or less than the amount of Rentable Area leased by Tenant as of the Commencement Date.

25.  Landlord’s Inability to Perform.    This Lease and the obligation of Tenant to pay the rent hereunder and to comply with the covenants and conditions hereof shall not be affected, curtailed, impaired, or excused because of Landlord’s inability to supply any service or material called for herein, by reason of any rule, order, regulation, or preemption by any governmental entity, authority, department, agency, or subdivision or for any delay that may arise by reason of negotiations for the adjustment of any fire or other casualty loss or because of strikes or other labor trouble or for any cause beyond the control of Landlord or for any other reason constituting Force Majeure. “Force Majeure” shall mean and include those situations beyond either party’s control, including by way of example and not limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies, or materials; inclement weather; scheduling of planning board meetings or other municipal action affecting any issuance of construction permits and/or approvals; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds.

26.  Condemnation.

(a)  In the event that the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose or is transferred, under threat of condemnation, by Landlord to any party having the right of condemnation (any of such acts are referred to herein as “eminent domain”), this Lease and the Term and estate hereby granted shall forthwith cease and terminate as to the date of vesting of title (“date of taking”), and Tenant shall have no claim against Landlord for, or make any claim for the value of, any unexpired term of this Lease, and the Fixed Rent and Additional Rent shall be apportioned as of such date.

(b)  In the event that any part of the Demised Premises shall be so condemned or taken, this Lease shall be and remain unaffected by such condemnation or taking, except that the Fixed Rent and Additional Rent allocable to the part so taken shall be apportioned as of the date of taking, and Tenant shall have no claim against Landlord for, or make any claim for the value of, the portion of the unexpired Term of this Lease allocable to the part so taken, provided, however, that Landlord may elect to cancel this Lease in the event that more than twenty-five (25%) percent of the Demised Premises should be so condemned or taken, provided such notice of election is given by Landlord to Tenant not later than sixty (60) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice, and the Fixed Rent and Additional Rent shall be apportioned as of such termination date, and Tenant shall have no claim against Landlord for, or make any claim for the value of, the unexpired Term of this Lease. Upon such partial taking and this Lease continuing in force as to any part of the Demised Premises, the Fixed Rent and Additional Rent shall be diminished by an amount representing the part of the Fixed Rent and Additional Rent properly applicable to the portion or portions of the Demised Premises that may be so condemned shall be reduced proportionately. If, as a result of the partial taking (and this Lease continuing in force as to the part of the Demised Premises not so taken), any part of the Demised Premises not taken is damaged, Landlord agrees with reasonable promptness to commence the work necessary to restore the damaged portion to the condition existing immediately prior to the taking and to prosecute the same with reasonable diligence to its completion. In the event Landlord and Tenant are unable to agree as to the amount by which the Fixed Rent and Additional Rent shall be diminished, the matter shall be determined by a mutually acceptable third party. Pending such determination, Tenant shall pay to Landlord the Fixed Rent and Additional Rent as fixed by Landlord, subject to adjustment upon resolution of such dispute.

(c)  Nothing herein provided shall preclude Tenant from appearing, claiming, proving, and receiving in the condemnation proceeding Tenant’s moving expenses and the value of trade fixtures provided such claim shall be separate from and shall not adversely affect Landlord’s award.

(d)  Subject to the provisions of Paragraph 26(c), the entire award for any act of eminent domain shall be paid to Landlord, and, in the event of a partial taking, if this Lease is not canceled by either party pursuant to the provisions of this Paragraph 26, Landlord, at

Landlord’s own expense, shall restore the unaffected part of the Demised Premises to substantially the same condition and tenantability as existed prior to the taking. Until said unaffected portion is restored, Tenant shall be entitled to a proportionate abatement of Fixed Rent and Additional Rent of that portion of the Demised Premises that is being restored and is not usable until the completion of the restoration or until said portion of the Demised Premises is used by Tenant, whichever occurs sooner. Said unaffected portion shall be restored within a reasonable time, provided, however, if Landlord is delayed by Force Majeure, the time for completion shall be extended for a period equivalent to the delay. If such partial taking shall occur in the last year of the Term, either party, irrespective of the area of the space remaining, may elect to cancel this Lease and the Term hereby granted, provided such party shall, within sixty (60) days after such taking, give notice to that effect, and upon the giving of such notice, the Fixed Rent and Additional Rent shall be apportioned and paid to the date of expiration of the term specified, which date shall be not more than thirty (30) days after the date of such notice, and this Lease and the Term hereby granted shall cease, expire and come to an end upon the expiration of the period specified in said notice. If either party shall so elect to end this Lease and the Term hereby granted, Landlord need not restore any part of the Demised Premises and the entire award for partial condemnation shall be paid to Landlord, and Tenant shall have no claim to any part thereof.

(e)  If the temporary use or occupancy of all or any part of the Demised Premises shall be so taken, (i) the Term shall not be reduced or affected in any way except as provided in (iv) below, (ii) Tenant shall continue to be responsible for all of its obligations hereunder and shall continue to pay all Fixed Rent and Additional Rent when due, (iii) Tenant shall be entitled to receive that portion of the award that represents reimbursement for the cost of restoration of the Demised Premises, compensation for the use and occupancy of the Demised Premises and for any taking of Tenant’s property, except that, if the temporary period of taking shall extend beyond the expiration of the Term, the portion of the award representing compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date, and Landlord shall receive that portion of the award which represents reimbursements for the cost of restoration of the Demised Premises, and (iv) if the date of taking shall occur during the last two (2) years of the Term and the taking shall exceed twenty-five (25%) percent of the Demised Premises, Tenant may elect to cancel this Lease by notice of election given by Tenant to Landlord not later than sixty (60) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice, and the Fixed Rent and Additional Rent shall be apportioned as of such termination date, with Landlord, and not Tenant, to receive the portion of the award that represents reimbursement for the cost of restoration of the Demised Premises and the portion of the award representing compensation for the use and occupancy of the Demised Premises for the time subsequent to the cancellation date.

27.  Assignment and Subletting.

Tenant may not mortgage, hypothecate, pledge, assign, transfer, or sublet all or a portion of the Demised Premises or this Lease, as the case may be, except as specifically permitted in this Paragraph 27.

(a)  In the event that Tenant desires to assign this Lease or sublease any portion of the Demised Premises to any other party, Tenant shall notify Landlord of such intention at least thirty (30) Business Days prior to the effective date of any such assignment or sublease. Tenant acknowledges that such notice shall contain at least the following terms: (1) the effective date of the proposed assignment or sublease, (2) the term (including any renewal options) of any proposed sublease), (3) the terms and conditions of such assignment or sublease, and (4) complete and accurate banking, financial, and other credit information with respect to the proposed assignee or sublessee, which information must be sufficient to enable Landlord to judge the fiscal strength of said proposed assignee or sublessee. Tenant acknowledges that the fixed rent and additional rent to be charged to any permitted sublessee may not be less than those amounts that would be charged by Landlord in an arms-length transaction.

(i)  In the event of an assignment or a sublease for the remainder of the Term of forty (40%) percent or more of the Rentable Area of the Demised Premises, Landlord shall have the option, exercisable in writing to Tenant within twenty (20) Business Days of Landlord’s receipt of such notice from Tenant, to recapture this Lease, or the space intended to be sublet, as the case may be, in which case, (x) from and after the effective date provided in Tenant’s notice (or such later date that such assignment or sublease is actually effective pursuant to the instrument executed in connection with such transaction), Tenant shall be fully released from any and all obligations hereunder with respect to the Demised Premises in the case of an assignment, or with respect to the space to have been sublet, in the case of a sublease, and (y) upon a recapture of a portion of the Demised Premises, Landlord shall, at Tenant’s sole cost and expense, construct demising walls prior to the commencement of such new tenancy.

(b)  In the event Landlord does not exercise its recapture right set forth in subparagraph 27(a)(i) above or in the event Landlord has no right to recapture, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed sublease or assignment provided the following terms and provisions shall apply to any assignment of this Lease or to any sublease for all or any portion of the Demised Premises, whether said sublease is for the remainder of the Term or not:

(i)  Tenant shall provide to Landlord the following information at least twenty (20) Business Days prior to the effective date of any such assignment or sublease: the terms and conditions of its proposed assignment or sublease, together with information regarding the identity, address, and creditworthiness of the proposed assignee or sublessee.

(ii)  with respect to a sublease, the Demised Premises shall not, without Landlord’s prior written consent (which consent may be withheld by Landlord in its sole and absolute discretion), have been listed or otherwise publicly advertised for subletting at a rental rate less than the higher of (a) Fixed Rent, Additional Rent and all other charges due under this Lease with respect to such space, or (b) the prevailing rental rate set by Landlord for space in the Building, nor shall Tenant advise any broker, agent, finder or prospective subtenant that Tenant intends to sublet the Demised Premises at a rate less than the above rates;

(iii)  no Event of Default shall have occurred and be continuing;

(iv)  the proposed assignee or subtenant shall not be a person or entity with whom Landlord or an affiliate, subsidiary or parent of Landlord is then negotiating, or has, in the past twelve (12) months, negotiated with, to lease space in the Building or any other building owned by Landlord within a two (2) mile radius of the Building;

(v)  the proposed assignee or subtenant shall not then be a tenant or other occupant of the Building or of any other building owned by Landlord within the Parsippany, New Jersey area;

(vi)  in Landlord’s sole judgment, the character of the business to be conducted or the proposed use of the Demised Premises by the proposed assignee or subtenant (a) shall not be likely to increase Landlord’s operating expenses for the Building beyond that which would be incurred for use by Tenant or for use in accordance with the standards of use of other tenancies then being sought for the Building by Landlord; (b) shall not violate any provisions or restrictions contained in any other lease or instrument affecting the Building or Real Property; (c) shall not increase the burden on existing cleaning services or elevators over the burden prior to such proposed assignments or subletting; and (d) shall be consistent with the standards of first-class office buildings in the County of Morris, if Landlord shall have consented to an assignment or sublease and, as a result of the use and occupancy of the subleased portion on the Demised Premises by the subtenant, operating expenses for the Building are increased, then Tenant shall pay to Landlord, within ten (10) days after notice, as Additional Rent, all such resulting increases in operating expenses;

(vii)  any subletting shall end no later than one (1) day before the Expiration Date (as extended by any renewal option theretofore exercised by Tenant);

(viii)  the subletting or assignment must comply with all Requirements of Law and any space subleased, any space subleased, any space previously subleased, and the space, if any, retained by Tenant must be commercially reasonable in size and configuration as separate rental units and suitable for normal renting purposes; and

(ix)  The proposed assignment or sublease shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed,

and shall be further subject to the consent of any mortgagee or ground lessor, if required under the terms of any mortgage or ground lease. In the event Landlord approves of any proposed assignment or sublease described herein, the following terms and conditions shall apply to the same:

(1)  In the case of an assignment, the assignee shall assume, by written instrument, all of the obligations of this Lease arising after the date of the assignment, and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution. In the case of a sublease, the sublessee shall acknowledge in writing and take subject to the terms and conditions of this Lease applicable to the portion of the Demised Premises sublet.

(2)  Tenant and each assignee shall be and remain liable for the observance of all of the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Rent, Additional Rent and other charges due hereunder through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified, provided, however, that Tenant’s liability hereunder shall not apply to any obligations created by any subsequent modification or amendment made without the consent of Tenant, to any renewals of the Term occurring subsequent to such assignment, or to expansions of the Demised Premises.

(3)  In any event, the acceptance by Landlord of any rent from any of the subtenants or the failure of Landlord to insist upon the strict performance of any of the terms, conditions and covenants herein from any assignee or subtenant shall not release Tenant herein from any and all of the obligations herein during and for the entire Term of this Lease.

(4)  The assignment or sublease shall provide that there shall be no further assignments and/or subletting without Landlord’s consent, which shall not be unreasonably withheld, conditioned, or delayed if the requirements of this Paragraph 27 are complied with.

(5)  Tenant shall pay the actual reasonable legal costs incurred by Landlord to cover its handling charges for each request for consent to any assignment or sublet prior to its consideration of the same. Tenant acknowledges that its sole remedies with respect to any assertion that Landlord’s failure to consent to any assignment or sublet is unreasonable shall be the remedy of specific performance, and Tenant shall have no other claim or cause of action against Landlord as a result of Landlord’s actions in refusing to consent thereto.

(6)  Tenant shall promptly deliver to Landlord, as and when received, fifty percent (50%) of the excess of any rent or other consideration paid to Tenant by any subtenant or assignee in excess of the Fixed Rent plus Additional Rent payable pursuant to Paragraph 3 for such space then being paid by Tenant to Landlord pursuant to the provisions of this Lease over the actual reasonable out-of-pocket costs of Tenant in making such assignment or sublease for (a) customary brokerage fees, attorneys’ fees, and advertising fees, and (b) improvement and alteration costs to prepare the Demised Premises for such sublease or assignment, not to exceed then prevailing market terms.

(c)  Notwithstanding anything here to the contrary, Tenant may assign its entire interest under this Lease or sublease all or any portion of the Premises to (i) an affiliate of Tenant (meaning an entity that controls, is controlled by, or is under common control with Tenant), (ii) any subsidiary or parent of Tenant, or (iii) to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Tenant is not in default beyond any applicable notice and cure period set forth in Section 13 under this Lease; (2) in the case of (iii) above, Tenant’s successor shall own all or substantially all of the assets of Tenant and Tenant’s successor shall have a net worth which is at least equal to Tenant’s net worth at the date of this Lease; (3) Tenant shall give Landlord written notice at least 30 days after the effective date of the Permitted Transfer; and (4) in all cases Guarantor reaffirms all of its obligations under the guaranty of this Lease dated on or about the date hereof. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, in the case of an assignment of the Lease, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

(d)  Tenant expressly acknowledges that any of the following instances shall be deemed to be a reasonable basis on which Landlord may withhold its consent under this Paragraph:

(i)  the proposed assignee or subtenant is not, in Landlord’s opinion, appropriate for the Building or in keeping with the character of its existing first class tenancies;

(ii)  the proposed assignee’s or subtenant’s occupancy will cause a density of traffic or make demands on Building services, maintenance, or facilities unreasonably in excess of those related to Tenant’s occupancy;

(iii)  the proposed assignee or subtenant is (1) a tenant of the Building or any other building within the Parsippany, New Jersey area owned by or through the persons constituting Landlord hereunder or any affiliate, subsidiary, or parent of Landlord or (2) is vacating premises in such a building; or

(iv)  Landlord (or any affiliate, subsidiary, or parent of Landlord) is negotiating or has negotiated with the proposed assignee or subtenant within the period of twelve (12) months preceding Tenant’s request for consent,

Tenant further expressly acknowledges that the foregoing is not a complete list and shall in no way be construed to be a limitation on Landlord’s ability to reasonably withhold its consent for other reasons not included above.

28.  Environmental Laws.

(a)  Tenant agrees to comply with all present or future federal, state, or local laws, statutes, codes, ordinances, rules, or regulations dealing with and/or relating to (i) air emissions, (ii) water discharges, (iii) noise emissions, (iv) air, water or ground pollution, (v) Hazardous Substances, or (vi) any other environmental or health matter, including, but not limited to the extent related to the conduct of Tenant’s business in the Demised Premises pursuant to the Lease:

(i)  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001-11050, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq. (“ISRA”) Industrial Site Recovery Act of the State of New Jersey, N.J.S.A. 13:1K-6 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., the Hazardous Substance Discharge—Reports and Notices Act, N.J.S.A. 13:1K-15 et seq., and in the regulations adopted and promulgated pursuant to each of said laws, and any successor statutes or regulations, amendments and/or substitutions thereto;

(ii)  the United States Department of Transportation Table (49 C.F.R. 172.101 and any amendments thereto) or by the Environmental Protection Agency (or any successor agency);

(iii)  40 C.F.R. Section 261.20-261.24, inclusive of Section 302 of the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) and any successor statutes or regulations thereto,

(collectively, “Environmental Laws”) having jurisdiction over the Demised Premises and/or Tenant. Tenant agrees that such compliance shall be at Tenant’s sole cost and expense. Tenant shall immediately provide Landlord, as they are issued or received by Tenant, with copies of all correspondence, reports, notices, orders, findings, declarations, and other materials that are pertinent to Tenant’s compliance with Environmental Laws, in connection with Tenant’s use and occupancy of the Demised Premises.

(b)  Tenant represents to Landlord that Tenant’s Standard Industrial Classification (SIC) Number as used on Tenant’s Federal Tax Return is as set forth in the Preamble of this Lease. Tenant shall not conduct any operations at the Demised Premises that shall cause the Building or the Demised Premises to be deemed an “industrial establishment” as currently defined in ISRA or otherwise trigger ISRA. If, due to an amendment to ISRA or otherwise Tenant’s operations become subject to ISRA during the Term of the Lease, Tenant shall comply with all ISRA requirements at Tenant’s sole cost and expense. Such expenses shall include, but not limited to, any applicable state agency fees, engineering fees, clean-up costs, filing fees, and suretyship expenses. In addition, in the event any other Building tenant or Landlord triggers ISRA, Tenant agrees to cooperate with Landlord, at Landlord’s cost and expense, and provide any information relating to Tenant and its operations at the Demised Premises that is needed by Landlord to comply with ISRA. The foregoing undertakings shall survive the termination or sooner expiration of the Lease and surrender of the Demised Premises and shall also survive the sale, lease, or assignment of the Demised Premises by Landlord for a period of one (1) year.

(c)  Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Demised Premises any Hazardous Substances with the exception of de minimis quantities of Hazardous Substances commonly used in the cleaning and maintenance of general business offices in quantities appropriate to such use. As used herein, “Hazardous Substance” shall be defined as any “hazardous chemical,” “hazardous substance,” “hazardous waste,” or similar term as defined in the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. §§9601, et seq.), ISRA, the New Jersey Spill Compensation and Control Act, as amended, (N.J.S.A. 58:10-23.llb, et seq.), any rules or regulations promulgated thereunder, or in any other present or future Environmental Laws. In no event shall Tenant have liability or obligation to Landlord for compliance with Environmental Laws or for Hazardous Substances present within the Demised Premises or the Building at or before the date hereof or if introduced in the Demised Premises after the date hereof unless so introduced by Tenant or any of its agents, contractors, vendors or any other party with access to the Demised Premises granted by Tenant.

(d)  Tenant agrees to indemnify, defend, and hold harmless Landlord and each mortgagee of the Demised Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs, and expenses (including the reasonable fees and expenses of counsel) that may be incurred by Landlord or any such mortgagee or threatened against Landlord or such mortgagee, relating to or arising out of any breach by Tenant of this Paragraph 28, which indemnification shall survive the expiration or sooner termination of this Lease until the expiration of the applicable statute of limitations.

(e)  Landlord hereby represents and warrants that neither Landlord nor, to the best of Landlord’s knowledge, any previous owner of the Demised Premises, used, generated, stored or disposed of, on, under or about the Demised Premises any Hazardous Wastes or Hazardous Substances, except in the ordinary course of business in compliance with all applicable federal, state and local laws or regulations. Landlord covenants that it shall not cause or permit any portion of the Building to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, produce or process Hazardous Wastes or Substances, except in the ordinary course of its business in compliance with all applicable federal, state and local laws or regulations. Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including reasonable fees and expenses of counsel) relating to or arising out of any breach by Landlord of this Paragraph 28, which indemnification shall survive the expiration on sooner termination of this Lease until the expiration of the applicable statute of limitations.

29.  Parties Bound.

(a)  The covenants, agreements, terms, provisions, and conditions of this Lease shall bind and benefit the respective successors, assigns, and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Paragraph 7(d) or of Paragraph 27 hereof shall operate to vest any rights in any successor, assignee, or legal representative of Tenant and that the provisions of this Paragraph 29 shall not be construed as modifying the conditions contained in Paragraph 13 hereof.

(b)  Tenant acknowledges and agrees that neither Landlord, the Morgan Guaranty Trust Company of New York, as trustee of the Commingled Pension Trust Fund (Special Situation Investments—Real Estate) of Morgan Guaranty Trust Company of New York, nor any shareholder, officer, director, partner (general or limited), limited liability company member, tenant-in-common, venturer, trustee, trust beneficiary, grantor, trustee-grantor, or other individual or entity having an interest in Landlord shall have any personal liability for the performance of any of the terms, covenants, or conditions to be performed by Landlord under this Lease; rather, Tenant agrees to look solely to Landlord’s interest and estate in the Land and the Building for the satisfaction of Tenant’s remedies arising out of or related to this Lease.

(c)  The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being, of the Demised Premises (or the owner of a lease of the Demised Premises) so that in the event of, and from and after the date of, any sale or other transfer of the Land, the Building, or the Demised Premises, or of this Lease, such Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord under this Lease, and it shall be deemed and construed without further agreement between the parties or their successors-in-interest, or between the parties and the purchaser at any such sale, or the said lessee of the Land, Building, or of the Demised Premises, that the purchaser or other transferee of the same has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

30.  Miscellaneous.

(a)  This Lease contains the entire contract between the parties. No representative, agent, or employee of Landlord has been authorized to make any representations or promises with reference to the leasing of the Demised Premises or to vary, alter, or modify the terms hereof. No additions, changes or modifications, renewals, or extensions hereof shall be binding unless reduced to writing and signed by Landlord and Tenant.

(b)  The terms, conditions, covenants, and provisions of this Lease shall be deemed to be severable. If any clause or provision herein contained be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein, but such other clauses or provisions shall remain in full force and effect.

(c)  The paragraph headings in this Lease are for convenience only and are not to be considered in construing the same.

(d)  If, in connection with obtaining financing for the Building, a banking, insurance, or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay, or defer its consent thereto, provided that such modifications do not in any significant manner increase the obligations of Tenant hereunder or affect the leasehold interest created or the conduct of Tenant’s business operations at the Demised Premises.

(e)  This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey.

(f)  The parties agree that any litigation arising out of this Lease shall be venued in the Superior Court of New Jersey. Each party waives trial by jury in any action or proceeding arising out of this Lease. In addition, if Landlord commences any summary proceedings or an action for nonpayment of fixed or Additional Rent, Tenant shall not interpose any non-mandatory counterclaim of any nature or description in any such proceeding or action.

(g)  Tenant shall not do or cause anything to be done whereby the Demised Premises may be encumbered by a construction lien. If any construction lien is filed against the Demised Premises, the Building, or the Land as a result of any Alterations, repairs, or any other work or act of Tenant, Tenant shall discharge or bond the same within thirty (30) days from the date of notice of the filing of said lien. If Tenant shall fail to discharge or bond the lien, Landlord may bond or pay lien or claim for the account of Tenant without inquiring into the validity of the lien or claim, and Tenant shall reimburse Landlord upon demand.

(h)  Tenant represents that the undersigned officer(s) have been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant does not and shall not violate any provision of any by-laws, certificate of incorporation, agreement, order, judgment, governmental regulation, or any other obligations to which Tenant is a party or is subject. Upon execution hereof, Tenant shall deliver a Secretary’s certificate evidencing its authority to execute this Lease.

(i)  In any case where Landlord’s consent, permission, or approval is requested (or required to be requested) by Tenant in connection with this Lease, Landlord shall have the right to charge Tenant all costs (architectural, engineering and legal) as Additional Rent that Landlord incurs in determining whether such consent, permission, or approval shall be granted.

31.  Hold Over Tenancy.    If Tenant shall remain in the Demised Premises after the expiration of the Term of this Lease without having executed and delivered a new lease (or amendment to this Lease) with Landlord, such holding over shall not constitute a renewal or extension of this Lease. Landlord may, at its option, (i) elect to treat Tenant as one who has not removed at the end of its Term and thereupon be entitled to all the remedies against Tenant provided by law in that situation, or (ii) construe such holding over as a month-to-month tenancy subject to all the terms and conditions of this Lease, except as to the duration thereof, in which event Tenant shall pay to Landlord one hundred fifty (150%) percent during the first sixty (60) days of the hold-over and thereafter two hundred (200%) percent of the greater of: (x) the Fixed Monthly Rent in effect on the Expiration Date and (y) the then fair market rent of the Demised Premises; plus all other sums due hereunder, making such payment in accordance with this Lease. Tenant shall be otherwise bound by all of the terms, covenants, and conditions contained in this Lease.

32.  Landlord Estoppel.    Landlord shall from time to time, execute, acknowledge and deliver to Tenant within ten (10) business days of receipt of written request therefor, an estoppel certificate relating to matters customarily included in a landlord’s estoppel certificate. Notwithstanding anything herein to the contrary, in the event Landlord fails to deliver the requested estoppel certificate within such ten (10) business day period, then the estoppel certificate shall be deemed accepted as complete and accurate by Landlord.

33.  Financial Statements.    Tenant agrees, within (90) days after the end of Tenant’s accounting year, to furnish to Landlord and to any mortgagee or ground lessor of the Building and/or Land a certified balance sheet and profit and loss statement for the last accounting year.

34.  UPS/Emergency Generator.    Tenant shall have the option, upon obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, to install an emergency generator/uninterrupted power source to service the Demised Premises in an area to be located either within or outside of the Demised Premises, the location and size of such area shall be designated by Landlord in its sole and absolute discretion, provided however that Tenants right shall be subject to and conditional upon the following:

(i)  There shall exist no default on the part of Tenant under this Lease which remains uncured after the applicable notice and grace periods;

(ii)  the designated area shall become and be deemed to be part of the Demised Premises for purposes of this Lease and the Fixed Rent payable hereunder and Tenant’s Operating Share and Tenant’s Tax Share shall each be increased on a pro rata basis based upon the total square footage of the designated area;

(iii)  the equipment so installed and the performance of such installation and any other work in connection therewith shall all be subject to and performed in accordance with the requirements of Articles 3, 4, 6 and 9 and any other applicable provision of this Lease.

35.  Cafeteria.    Tenant hereby acknowledges and agrees that Landlord shall retain a food service operator for the operation of a cafeteria and/or food service establishment within the Building, which cafeteria and/or food service establishment may be equipped to furnish and/or serve, among other things, hot lunches and breakfasts at whatever rates or pricing such operator may elect to charge therefore. Landlord currently intends to locate the cafeteria in the portion of the Building located as Exhibit J attached hereto. Landlord reserves the right to relocate the cafeteria. Tenant acknowledges that the operator need not be open for business until Tenant has accepted all of the Demised Premises and same is occupied by a sufficient number of employees to justify the operation of the cafeteria. Tenant acknowledges that Landlord shall have no obligation to subsidize or support the cafeteria operator in any way. If the initial cafeteria operator shall close, Landlord shall use commercially reasonable efforts to locate a substitute operator subject to the terms hereof it being understood that if Landlord is not able to retain a substitute operator, or if providing a cafeteria is not in Landlord’s reasonable determination economically feasible, Landlord shall be under no obligation to operate or provide a cafeteria. Tenant and its employees, guests and invitees may patronize such establishment provided however, such patronage shall be at the Tenant’s and/or patrons sole costs, election and risk and shall be subject to any and all reasonable rules and regulations as the operator of such establishment may enact or impose from time to time and the Landlord shall not be liable for any injury to person or property, or for loss, usury or damage by reason thereof. Tenant hereby expressly acknowledges and agrees that Landlord has made no representations and/or guarantees as to the quality, selection, safety and/or cost thereof and Landlord shall in no event be obligated to subsidize the cost of the cafeteria and/or of patronage thereof.

36.  Landlord Representations.    Landlord warrants and represents to Tenant as of the date hereof:

(a)  to the knowledge of Landlord the Common Areas are in material compliance with all municipal, state and federal laws effecting the Building the non-compliance with which would materially adversely impact Tenant’s occupancy of the Demised Premises, including the American with Disabilities Act as well as the regulations and accessibility guidelines promulgated thereunder; and

(b)  to the knowledge of Landlord, the Demised Premises is in material compliance with all Environmental Laws.

37.  Roof Rights.    Tenant may, at its cost and expense, upon the prior written approval of the Landlord which approval shall not be unreasonably withheld install an antenna or a satellite dish on the roof space of the Building or on the ground outside the Building but only in a place and of a size that conforms with any applicable governmental ordinance and Landlord’s criteria for such antenna and dishes. Any such installation shall include the installation of a conduit (to the extent necessary) to the roof area subject to rights of other tenants and Landlord’s approval. Landlord shall have no liability to Tenant if Tenant’s antenna or satellite dish shall not properly function due to the existence of another antenna, satellite dish or other instrument on the roof or on the ground outside the Building. Tenant shall maintain any antenna or satellite dish permitted hereunder in a good state of repair and shall save the Landlord and other occupants of the Building harmless from any loss, cost or damage as a result of the installation, maintenance of or existence of the same, and shall repair any damage which may have been caused by the installation or maintenance of the same. Notwithstanding the foregoing, Tenant shall not have access to the roof of the Building without a representative of the Landlord present. Any equipment installed on the roof shall be removed by Tenant, at Tenant’s sole cost and expense, at the end of the Term of the Lease.

38.  ADA Compliance.    Landlord, at Landlord’s expense, shall be responsible for causing the Common Areas of the Building to comply with the Americans with Disabilities Act as of the Rent Commencement Date, as may be amended from time to time, and the regulations promulgated pursuant to such Act (“ADA”). Tenant shall be responsible for causing the Demised Premises to comply with ADA. If, because of any installations made by Tenant in the Demised Premises, it becomes necessary for Landlord to modify any portions of the Common Areas of the Building to comply with the ADA, then such cost shall be borne by Tenant. If, because of any subsequent changes or amendments to the statute, rules or regulations of the ADA after the Rent Commencement Date, Landlord is obligated to alter the Common Areas, Landlord may seek reimbursement of the costs and expenses of such alterations by including such costs and expenses in the Operating Expenses and by amortizing the costs of such alterations as capital improvements pursuant to Paragraph 3 of this Lease.

39.  Temporary Space.

(a)  Commencing on the later to occur of: (i) August 1, 2000; or (ii) five (5) days from the date that Landlord recaptures the Temporary Space from the existing Tenant (the “Temporary Space Commencement Date”), and pending the completion of the Demised Premises, Tenant is hereby granted the right to occupy 10,000 rentable square feet of space on the first (1st) floor of the Building (hereinafter referred to as the “Temporary Space”), in its present “AS IS” condition, which Temporary Space is as shown on Exhibit H attached hereto. To the extent additional space adjacent to the Temporary Space becomes available, Landlord shall make up to 5,000 rentable square feet of such space available to Tenant on the same terms as the Temporary Space pursuant to this Section 39. The right to occupy the Temporary Space shall terminate upon the earlier to occur of (i) the date when the Tenant vacates such Temporary

Space; or (ii) the Commencement Date of the Demised Premises. During the period of the Tenant’s occupancy of the aforementioned Temporary Space, Tenant will comply with all of the terms and conditions contained in this Lease.

(b)  Landlord and Tenant hereby agree that Tenant shall not be required to pay Fixed Rent or Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses for the Temporary Space for the period commencing on the Temporary Space Commencement Date and expiring on the Commencement Date of the Demised Premises.

(c)  Tenant agrees that it shall be responsible for paying all charges for electricity and telephone service used by Tenant at the Temporary Space in accordance with the terms and provisions of the Lease.

(d)  Tenant agrees that it shall provide evidence to Landlord, which evidence shall be acceptable to Landlord in all respects, that the Temporary Space is insured in accordance with the terms and provisions of Paragraph 10. Such evidence must be provided to Landlord at least three (3) days prior to the Temporary Space Commencement Date.

40.  Effectiveness.    Tenant acknowledges that Landlord has entered into an agreement to purchase the Land and the Building. The effectiveness of this Lease is subject to Landlord consummating the acquisition of the Land and the Building. If Landlord does not close on the purchase of the Land and the Building on or before June 30, 2000 this Lease shall terminate and be of no force or effect.

41.  Termination.    Tenant may terminate this Lease if Substantial Completion of the Demised Premises has not been achieved by Landlord by March 1, 2002 unless due to Force Majeure or Tenant Delay net of any Landlord Delay.

IN WITNESS WHEREOF Landlord and Tenant have caused this Lease to be executed as of the date first above written.

LANDLORD:
WITNESS:	TWO GATEHALL ASSOCIATES, LLC

/S/ CHRISTOPHER F. SAMETH	By: /S/ MARK YEAGER
Name: Christopher F. Sameth	Name: Mark Yeager
Its Authorized Representative

Date: 5/31/00

TENANT:
ATTEST:	KEYBANK USA NATIONAL ASSOCIATION, a national banking association

By: /S/ JOSEPH D. WARD
Name: Joseph D. Ward Title: Designated Signer
/s/ THOMAS G. FISCHER
Name: Thomas G. Fischer
Date: 5/26/00

STATE OF NEW JERSEY )
                                              ) ss.:
COUNTY OF MORRIS      )

On the 31st day of May, 2000 before me personally came Mark Yeager, to me known, who, being by me duly sworn, did depose and say that he is an Authorized Representative of Two Gatehall Associates, LLC, the limited liability company described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said limited liability company.

/s/ MARY ANN CLYNE
Notary Public

My Commission Expires:
June 18, 2002

MARY ANN CLYNE
NOTARY PUBLIC OF NEW JERSEY
My Commission Exp. June 18, 2002

STATE OF OHIO                 )
                                                ) ss.:
COUNTY OF CUYAHOGA)

The foregoing instrument was acknowledged before me this 26th day of May, 2000, by Joseph D. Ward, the Designated Signer of KEYBANK USA NATIONAL ASSOCIATION, a national banking association.

/s/ LYNN M. KLESCH
Notary Public

My Commission Expires:

Lynn M. Klesch, Notary Public
State of Ohio-Cuyahoga County